                                                                    EXHIBIT 10.6



                     AGREEMENT FOR THE PURCHASE AND SUPPLY
                    OF ELECTRICITY, STEAM AND OTHER PRODUCTS






                                  BY AND AMONG

                                  CEVCO G.I.E.



                RHONE-POULENC CHIMIE S.A., on its own behalf and
                  behalf of the affiliates on Exhibit A hereto

                                    - AND -

                                CHLORALP S.A.S.





================================================================================

                                  RELATING TO

            A COGENERATION FACILITY LOCATED IN PONT DE CLAIX, FRANCE

                               REPUBLIC OF FRANCE

================================================================================

                              TABLE OF CONTENTS

ARTICLE I - DEFINITIONS AND INTERPRETATION..................................................................  2
         1.1      DEFINITIONS AND INTERPRETATION............................................................  2

ARTICLE II - RIGHTS AND OBLIGATIONS REGARDING ELECTRICITY................................................... 15

         2.1      PURCHASE AND SUPPLY OF ELECTRICITY........................................................ 15
         2.2      CURRENT AND FUTURE ARRANGEMENTS WITH EDF.................................................. 15
         2.3      ELECTRICITY BUDGETS; CONFIRMATION OF ORDERS............................................... 19
         2.4      PRICE OF ELECTRICITY...................................................................... 19

ARTICLE III - RIGHTS AND OBLIGATIONS REGARDING STEAM........................................................ 21

         3.1      PURCHASE AND SUPPLY OF STEAM.............................................................. 21
         3.2      STEAM BUDGETS; CONFIRMATION OF ORDERS..................................................... 23
         3.3      MINIMUM PURCHASE AND ACCEPTANCE OF STEAM (OBLIGATION TO TAKE)............................. 24
         3.4      TAKE OR PAY OBLIGATIONS................................................................... 26
         3.5      RESPONSIBILITIES FOR FIXED STEAM COSTS ................................................... 27
         3.6      STEAM PAYMENTS............................................................................ 27
         3.7      AMENDMENT OF REFERENCE STEAM BUDGETS...................................................... 29

ARTICLE IV -  RIGHTS AND OBLIGATIONS REGARDING OTHER PRODUCTS............................................... 31

         4.1      PURCHASE AND SUPPLY OF DEMINERALIZED WATER AND BOILER FEED WATER.......................... 31
         4.2      PURCHASE AND SUPPLY OF HYDROGEN AND CONDENSATES........................................... 31

ARTICLE V - ................................................................................................ 32

ARTICLE VI - BILLING AND PAYMENT............................................................................ 32

         6.1      MONTHLY INVOICE........................................................................... 32
         6.2      PAYMENT................................................................................... 33

ARTICLE VII - METERING AND TESTING.......................................................................... 34

         7.1      METERS.................................................................................... 34
         7.2      INVOICE METER CALIBRATION AND BALANCING TESTING........................................... 35
         7.3      METER READING............................................................................. 36

ARTICLE VIII - NEW CUSTOMERS................................................................................ 36

         8.1      NEW ELECTRICITY AND STEAM CUSTOMERS....................................................... 36
         8.2      EFFECT OF NEW STEAM CUSTOMERS............................................................. 37

ARTICLE IX -  ADMINISTRATION OF PURCHASE AND SUPPLY OBLIGATIONS............................................. 37

         9.1      GOOD ENGINEERING AND OPERATING PRACTICES; PROTECTION OF FACILITIES........................ 37

         9.2      COMPLIANCE WITH LAWS...................................................................... 37
         9.3      OPERATION AND MAINTENANCE STANDARDS....................................................... 38
         9.4      DELIVERY STANDARDS; TITLE AND RISK OF LOSS................................................ 38
         9.5      SCHEDULE OF OUTAGES; COORDINATION OF SITE ACTIVITIES...................................... 39
         9.6      PRODUCT EXPORT............................................................................ 40
         9.7      GOVERNMENT PERMITS AND LICENSES........................................................... 41
         9.8      INTERCONNECTION FACILITIES................................................................ 41
         9.9      INSURANCE................................................................................. 41
         9.10     STEAM OR ELECTRICITY SHORTFALL............................................................ 41
         9.11     TRANSPORT OF REPROCESSED STEAM............................................................ 42

ARTICLE X - INDEMNIFICATION................................................................................. 43

         10.1     INDEMNIFICATION........................................................................... 43
         10.2     NOTICE AND PROCEDURE...................................................................... 43

ARTICLE XI - LIMITATION OF LIABILITY........................................................................ 44

ARTICLE XII - CONTRACT TERM................................................................................. 44

         12.1     CONTRACT TERM............................................................................. 44
         12.2     REPLACEMENT CEVCO AGREEMENT............................................................... 44

ARTICLE XIII - EVENTS OF DEFAULT; REMEDIES.................................................................. 45

         13.1     TERMINATION BY THE SITE PARTIES........................................................... 45
         13.2     TERMINATION BY CEVCO...................................................................... 46
         13.3     SUSPENSION OF SERVICE AND SET-OFF......................................................... 47
         13.4     RIGHTS AND OBLIGATIONS OF THE PARTIES..................................................... 47
         13.5     WAIVER OF BREACH.......................................................................... 47
         13.6     PROCEDURE AND AGREEMENT TERMINATION DATE.................................................. 47
         13.7     OBLIGATIONS FOLLOWING THE TERMINATION..................................................... 48
         13.8     EARLY TERMINATION NOT TO OCCUR............................................................ 48
         13.9     REMEDIES NON-EXCLUSIVE.................................................................... 48

ARTICLE XIV - DIFFERENCE RESOLUTION......................................................................... 48

         14.1     OFFICER CONSULTATIONS..................................................................... 48
         14.2     TECHNICAL DIFFERENCES..................................................................... 48
         14.3     ARBITRATION............................................................................... 50

ARTICLE XV - RELIEF EVENTS - FORCE MAJEURE.................................................................. 50

         15.1     DEFINITION................................................................................ 50
         15.2     NOTIFICATION OF THE OCCURRENCE OF A RELIEF EVENT.......................................... 52
         15.3     EXCUSE FROM COMPLIANCE WITH OBLIGATIONS................................................... 52
         15.4     PAYMENTS BY THE SITE PARTIES DURING RELIEF EVENTS......................................... 53

ARTICLE XVI - NOTICES....................................................................................... 53

         16.1     NOTICE.................................................................................... 53

ARTICLE XVII - MISCELLANEOUS PROVISIONS..................................................................... 54

         17.1     ENTIRE AGREEMENT.......................................................................... 54
         17.2     SEVERABILITY.............................................................................. 54
         17.3     NO WAIVER................................................................................. 54
         17.4     MODIFICATION OR AMENDMENT................................................................. 54
         17.5     GOVERNING LAW AND INTERPRETATION.......................................................... 54
         17.6     HEADINGS.................................................................................. 54
         17.7     ORIGINALS OF THIS CEVCO AGREEMENT......................................................... 55
         17.8     RELATIONSHIP OF THE PARTIES............................................................... 55
         17.9     CONTRACTUAL CURRENCY...................................................................... 55
         17.10    ASSIGNMENT................................................................................ 56
         17.11    LANGUAGE.................................................................................. 58
         17.12    SURVIVAL.................................................................................. 58



EXHIBIT A - List of RPC Affiliates

SCHEDULE I     -    New 1997 Budget
SCHEDULE II    -    Form of Preliminary EDF Contract
SCHEDULE III   -    Specifications
SCHEDULE IV    -    Ownership, Reading and Maintenance of Meters
SCHEDULE V     -    Points of Interconnection

                     AGREEMENT FOR THE SUPPLY AND PURCHASE
                    OF ELECTRICITY, STEAM AND OTHER PRODUCTS


     THIS CEVCO AGREEMENT FOR THE SUPPLY AND PURCHASE OF ELECTRICITY, STEAM AND OTHER PRODUCTS (as the same may be amended, modified or supplemented from time to time, this "Agreement" or this "CEVCO Agreement") is made and entered into as of this 17th day of October, 1997,

BETWEEN:

     CEVCO G.I.E., a groupement d'interet economique, organized under the laws of the Republic of France, with a capital of 73,010,000 Francs, whose registered office is located at 25, quai Paul Doumer, 92400 Courbevoie, registered with the Registry of Commerce and Companies of Nanterre under number C 412 577 835 (together with its permitted successors and assigns, "CEVCO");

AND:

     RHONE-POULENC CHIMIE S.A., a societe anonyme organized under the laws of the Republic of France, with a capital of 2,703,447,200 Francs, whose registered office is located at 25, quai Paul Doumer, 92400 Courbevoie Cedex, registered with the Registry of Commerce and Companies of Nanterre under number B 642 014 526, on its own behalf and, subject to Section 17.8.2, on behalf of the affiliates and other parties set forth on Exhibit A (together with their permitted successors and assigns, "RPC");

AND:

     CHLORALP S.A.S., a societe par actions simplifiee organized under the laws of the Republic of France, with a capital of 302,724,000 Francs, whose registered office is located at 25, quai Paul Doumer, 92408 Courbevoie, registered with the Registry of Commerce and Companies of Nanterre under number B 411 129 612 (together with its permitted successors and assigns, "ChlorAlp" or "Newco" and, collectively with RPC, the "Site Parties").

                                    Recitals

     WHEREAS, RPC is the owner of the Site (as defined below);

     WHEREAS, both RPC and ChlorAlp shall operate chemical production facilities at the Site requiring electricity, steam and other Products and producing certain other Products;

     WHEREAS, CEVCO operates the CEV Facility at the Site, which produces steam, electricity, Demineralized Water and Boiler Feed Water and also uses Condensates and Hydrogen; and

     WHEREAS, RPC and ChlorAlp desire to enter into this CEVCO Agreement pursuant to which CEVCO shall supply the Site Parties with their requirements for electricity, steam, Demineralized Water and Boiler Feed Water and the Site Parties will supply CEVCO with Condensates and Hydrogen, all in the manner set forth herein;

     NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION


1.1  DEFINITIONS AND INTERPRETATION

     Capitalized terms used in this CEVCO Agreement shall have the meaning give to each of them in this Section. Terms which are not expressly defined shall be construed according to the meaning given by the corresponding technical language or, in the absence of such technical language, the natural and obvious meaning according to general usage. All terms in the singular shall also include plural and vice versa, provided the context so requires it. The words "including", "include" and "included" shall mean "including, but not limiting to".

     The following capitalized terms shall have the following meanings:

     "ADDITIONAL QUANTITIES OF ELECTRICITY" means the additional electricity required by the Site Parties to satisfy their requirements therefor in respect of their operations on the Site, which requirements cannot be met by the Available Capacity of the Old Turbines.

     "AGREEMENT" has the meaning set forth in the first paragraph hereof.

     "AVAILABLE CAPACITY" means the maximum output capacity of the CEV Facility with respect to Electricity, Steam and the other Products to be sold by CEVCO hereunder in operation, under normal operating procedures and conditions in compliance with Good Engineering and Operating Practices and with all applicable laws, rules, regulations and Permits.

     "BANKRUPTCY" has the meaning set forth in Section 1.1 of the CEVCO Stockholders Agreement.

     "BETTER OFFER" has the meaning set forth in Section 2.4.1(ii) hereof.

      "BF 1700 GAS FUEL BOILER" shall mean the BF 1700 gas fuel boiler owned by CEVCO and generating Steam without co-producing electricity.

      "BF 1700 GAS FUEL BOILER COST" has the meaning set forth in Document III of Schedule I attached hereto.

      "BOILER FEED WATER" means the boiler feed water used by CEVCO and/or to be sold to the Site Parties and conforming with the Specifications.

      "BOILER FEED WATER PRICE" has the meaning set forth in Document III of
      Schedule I attached hereto.

      "BR UNIT" means the existing incinerator unit owned RPC and currently located on the Pont de Claix Site.

      "BUDGET AMENDMENT NOTICE" has the meaning set forth in Section 3.7.1 hereof.

      "BUSINESS DAY" means any day other than a Saturday, Sunday, a national holiday in the Republic of France.

      "CEVCO" has the meaning set forth in the first paragraph of this CEVCO Agreement.

      "CEVCO AGREEMENT" has the meaning set forth in the first paragraph hereof.

      "CEVCO/CHLORALP SERVICES AGREEMENT" means the services agreement, dated as of October 17, 1997, by and between CEVCO and ChlorAlp, providing for the services to be supplied by and between CEVCO and ChlorAlp, as the same may be amended, modified or supplemented from time to time.

      "CEVCO STOCKHOLDERS AGREEMENT" shall mean the CEVCO Stockholders Agreement, dated as of October 17, 1997, by and among the Parties, as the same may be amended, modified or supplemented from time to time.

      "CEV FACILITY" means the New Turbines, the Cogeneration Unit, the BF 1700 Gas Fuel Boiler, the Electric Boiler, together with the distribution equipment for electricity, steam and the other Products produced by the foregoing to and including the Points of Interconnection therefor, including but not limited to the Interconnection Facilities (in compliance with Section 9.8.2), the Transformers, meters, pipes and cables.

      "CEV FACILITY STEAM COST" has the meaning set forth in Document III of
      Schedule I attached hereto.

      "CHART A" has the meaning set forth in Document II of Schedule I attached hereto.

      "CHART B" has the meaning set forth in Document II of Schedule I attached hereto.

      "CHART C" has the meaning set forth in Document II of Schedule I attached hereto.

      "CHART D" has the meaning set forth in Document III of Schedule I attached hereto.

      "CHART E" has the meaning set forth in Document III of Schedule I attached hereto.

      "CHLORALP" has the meaning set forth in the first paragraph of this CEVCO Agreement.

      "CHLOR-ALKALI PLANT" means the chlorine and caustic soda manufacturing and distribution facility owned by ChlorAlp and located at Pont de Claix, France.

      "CLAIMANT" shall have the meaning set forth in Section 10.2.1 hereof.

      "COGENERATION UNIT" means the cogeneration unit (including the New Turbines) owned and/or leased by CEVCO producing both electricity and steam, which unit constitutes a Qualifying Cogeneration Facility.

      "COGENERATION UNIT COST" has the meaning set forth in Document III of
      Schedule I attached hereto.

      "CO/H2 UNIT" means the existing production unit and currently located on the Site, which unit produces carbon monoxide (CO) and Hydrogen.

      "CONDENSATES" means condensed water supplied by one or more of the Site Parties to CEVCO and conforming with the Specifications.

      "CONDENSATES PRICE" has the meaning set forth in Document III of Schedule I attached hereto.

      "CONTRACT TERM" means the total term of this CEVCO Agreement as defined in
      Section 12.1 hereof.

      "CONTRACT YEAR" means each twelve (12) Month period commencing on January 1 of each year and ending on December 31. Notwithstanding the foregoing, the first Contract Year shall commence on the date of this CEVCO Agreement and end on the next December 31, and the last Contract Year of the

      Contract Term shall commence on the relevant January 1 and end on the last calendar day of the Contract Term.

      "CONTRACTUAL CURRENCY" has the meaning set forth in Section 17.9.1 hereof.

      "DIFFERENCE" has the meaning set forth in Section 14.1 hereof.

      "DEMINERALIZED WATER" means de-ionized water produced by CEVCO and supplied to the Site Parties and conforming with the Specifications.

      "DEMINERALIZED WATER PRICE" has the meaning set forth in Document III of
      Schedule I attached hereto.

      "EDF" shall mean Electricite de France, together with its successors and assigns.

      "EDF ARRANGEMENTS" has the meaning set forth in Section 2.2.4 hereof.

      "EDF PRELIMINARY CONTRACT" has the meaning set forth in Schedule I hereto, a copy of which is attached hereto in Schedule II.

      "ELECTRIC BOILER" shall mean the existing electric boiler owned by CEVCO and generating steam without co-producing electricity.

      "ELECTRIC BOILER COST" has the meaning set forth in Document III of
      Schedule I attached hereto.

      "ELECTRICITY" means the amount of LM Electricity and/or HV Electricity for Rectifiers supplied to either Site Party by or through CEVCO.

      "ELECTRICITY BUDGET" has the meaning set forth in Section 2.3.2 hereof.

      "ELECTRICITY PURCHASE AGREEMENT" has the meaning set forth in Section
      2.2.3 hereof.

      "ELECTRICITY SALES AGREEMENT" has the meaning set forth in Section 2.2.2 hereof.

      "ELECTRICITY SOLD TO EDF" means the high voltage electricity sold or to be sold to the EDF ("fournie" within the meaning of article 5 of the EDF Preliminary Contract) pursuant to the Electricity Sales Agreement.

      "ELECTRICITY UPPER LIMIT" means for ChlorAlp, 108% of its standard consumption of HV Electricity for Rectifiers contemplated by its Reference Electricity Budget, as calculated in Document IV of Schedule I (line 9 for ChlorAlp).

      "ELECTROLYSIS ELECTRICITY" means the electricity produced by the Rectifiers and used by ChlorAlp to produce chlorine.

      "ELECTROLYSIS ELECTRICITY PRICE" has the meaning set forth in Document III of Schedule I attached hereto.

      "EVENT OF DEFAULT" means any of the events described as such in Sections
      13.1 and 13.2.

      "EXCESS ELECTRICITY" has the meaning set forth in Section 2.2.1 hereof.

      "EXISTING ELECTRICITY SALES AGREEMENT" means the agreement by and between RPC and EDF, pursuant to which excess electricity produced by the CEV Facility and not consumed on the Site is sold to EDF.

      "FIXED HV ELECTRICITY FOR RECTIFIERS" means the quantities of high-voltage electricity which are to enter the Rectifiers and are used to run the ancillary equipment of the Rectifiers, which quantities do not vary with the level of production of Electrolysis Electricity.

      "FIXED STEAM COSTS PER TON OF STEAM" is equal to, for any given period:

                                     [*]

where
-----
     a      =     for any given period, the fixed costs and depreciation, on a per metric ton of steam basis, that would be incurred in connection with the operation and maintenance of a standard oil/gas boiler having a 92% efficiency rate, as (i) determined by reference to generally accepted industry reference data,
                  (ii) such costs and depreciation are currently set forth in line 50 of Document II of Schedule I hereto and (iii) such may vary from time to time.

     b    =       for any given period, the actual fixed costs, depreciation and financial and other expenses for (i) the BF 1700 Gas Fuel
                  Boiler, as such costs, depreciation and expenses are currently reflected in lines 73 through and including 77 of Document II of Schedule I; and (ii) the Electric Boiler, as such costs, depreciation and expenses are

* Indicates information deleted based on a Confidential Treatment Request pursuant to Rule 406 under the Securities Act of 1933.

                  currently reflected in lines 78 and 79 of Document II of
                  Schedule I hereto, and as such may vary from time to time.

     c    =       for any given period, the actual fixed costs, depreciation and financial and other expenses for the production of Steam, as such costs, depreciation and expenses are currently reflected in lines 80 through and including 84 of Document II of
                  Schedule I hereto, and as such may vary from time to time.

     d    =       for any given period, the actual fixed costs, depreciation and financial and the other expenses (including taxes) of operating and maintaining the steam distribution network comprising part of the CEV Facility, as such costs, depreciation and expenses are currently reflected in lines 114 through and including 117 of Document II of Schedule I hereto, and as such may vary from time to time.

     e    =       for any given period, the aggregate quantities of Steam,
                  measured in metric tons, set forth from time to time in lines
                  31 through and including 34 of Document I of Schedule I, (or the equivalent lines of any Steam Budget), and as such may vary from time to time.

     f    =       for any given period, the aggregate quantities of Reprocessed
                  Steam consumed by the Site Parties, measured in metric tons and as set forth from time to time in line 27 of Document I of
                  Schedule I (or the equivalent lines of the Steam Budgets of the Site Parties), and as such may vary from time to time.

     g    =       for any given period, the aggregate quantities of Steam to be produced by the Cogeneration Unit, measured in metric tons, as currently set forth from time to time on line 24 of Document I of Schedule I (or the equivalent lines of the Steam Budgets of the Site Parties), and as such may vary from time to time.

"FRANCS" means the lawful currency of the Republic of France.

"GDF" shall mean Gaz de France, together with its successors and assigns.

"GLOBAL LOWER LIMIT" means for RPC, 96% and for ChlorAlp, 92% of their respective standard consumptions of HP Steam and LP Steam contemplated by their respective Reference Steam Budgets then in effect, as calculated in Document IV of Schedule I (line 5 for ChlorAlp and line 8 for RPC).

"GLOBAL MINIMUM QUANTITIES" has the meaning set forth in Section 3.3.1 hereof.

"GLOBAL UPPER LIMIT" means for RPC, 104% and for ChlorAlp, 108% of their respective standard consumptions of HP Steam and LP Steam contemplated by their respective original Reference Steam Budgets, as calculated in Document IV of
Schedule I (line 3 for ChlorAlp and line 6 for RPC) and without regard to any amendments to the Reference Steam Budget of such Site Party pursuant to Section
3.7 hereof.

"GOOD ENGINEERING AND OPERATING PRACTICES" means the practices, methods and acts engaged in or approved by the majority of Western European cogeneration facilities that, at that particular time, in the exercise of reasonable judgment in light of the facts known or that reasonably should have been known at the time a decision is made, would be expected to accomplish the desired result in a manner consistent with law, regulation, Permits, reliability, safety, economy and environmental protection.

With respect to the CEV Facility, Good Engineering and Operating Practices include, but are not limited to, taking reasonable steps to ensure that:

            (a) Adequate materials, resources and supplies are available to meet the CEV Facility's needs under normal conditions and reasonably anticipated abnormal conditions;

            (b) Sufficient operating personnel are available and are adequately experienced and trained to operate the CEV Facility properly, efficiently and within manufacturer's guidelines and specifications and are capable of responding to reasonably anticipated abnormal conditions;

            (c) Preventative, routine and non-routine maintenance and repairs are performed on a basis that could normally be expected to result in a reliable and safe operation, consistent with efficient and economical operations in accordance with manufacturer's recommendations and are performed by trained and experienced personnel utilizing proper equipment, tools and procedures;

            (d) Appropriate monitoring and testing is done to ensure equipment is functioning as designed, in accordance with the technical specifications for the CEV Facility and to provide assurance that equipment will function properly under both normal and reasonably anticipated abnormal conditions; and

            (e) The CEV Facility is operated in a manner safe to workers, the general public, the environment, and complying with among other conditions: steam pressure, temperature, moisture and chemical content, quality of make-up water, operating voltage, current, frequency, rotational speed, polarity, synchronization and system control limits.

"HP LOWER LIMIT" means for RPC, 96% and for ChlorAlp, 92% of their respective standard consumptions of HP Steam contemplated by their respective Reference Steam Budget then in effect, as calculated in Document I of Schedule I (line 94 for ChlorAlp and line 100 for RPC).

"HP STEAM" means the high pressure steam produced by the CEV Facility and conforming with the Specifications.

"HP UPPER LIMIT" means for RPC, 104% and for ChlorAlp, 108% of their respective standard consumptions of HP Steam contemplated by their respective original Reference Steam Budgets, as calculated in Document I of Schedule I (line 92 for ChlorAlp and line 98 for RPC) and determined without regard to any amendments to the Reference Steam Budget of such Site Party pursuant to Section 3.7.

"HV ELECTRICITY FOR EDF" means the high-voltage electricity physically delivered or to be delivered ("livree" within the meaning of article 5 of the EDF Preliminary Contract) to EDF pursuant to the Electricity Sales Agreement.

"HV ELECTRICITY FOR RECTIFIERS" means the Variable HV Electricity For Rectifiers and the Fixed HV Electricity For Rectifiers.

"HV ELECTRICITY FOR THE LM ELECTRICITY" means the high-voltage electricity produced by the CEV Facility or purchased under the Electricity Purchase Agreement and, in each case, to be used by the Transformers to transform such electricity into LM Electricity.

"HV ELECTRICITY FROM THE NEW TURBINES" means the high-voltage electricity produced by the New Turbines.

"HYDROGEN" means the hydrogen produced by the CO/H2 Unit and conforming with the Specifications.

"INDEMNIFYING PARTY" shall have the meaning set forth in Section 10.2.1 hereof.

"INDIVIDUAL EXTRA STEAM CAP" shall have the meaning set forth in Section 3.6.3 hereof.

"INDIVIDUAL MINIMUM QUANTITIES" has the meaning set forth in Section 3.3.1 hereof.

"INTERCONNECTION FACILITIES" means those facilities required to connect the CEV Facility to the facilities of each of the Site Parties on the Site and to connect the facilities of each of the Site Parties to the CEV Facility, as applicable, in order to permit a flow of electricity, steam and other Products as well as a flow of Reprocessed Steam between them in accordance with the terms and conditions set forth in this CEVCO Agreement.

"INTERIM PERIOD" means the period from and after the execution of this CEVCO Agreement to, but not including, the execution and delivery of the Electricity Sales Agreement and the Electricity Purchase Agreement.

"INTERNAL STEAM" means the steam produced by any existing or future unit of any Site Party and consumed by such unit having produced such steam, and not distributed and transported by CEVCO pursuant to Section 9.11.

"INVOICE METERS" means an integrated set of devices appropriate for measuring the Electricity, Steam or other Products supplied by or to the Site Parties or for measuring the Reprocessed Steam of a Site Party to be transported by CEVCO, connected at or near the applicable Points of Interconnection.

"KW", "KW" or "KW" means kilowatt.

"KWH" or "KWH" means kilowatthour.

"LAROCHE" means LAROCHE INDUSTRIES INC., a corporation organized under the laws of the State of Delaware, United States of America, whose principal executive office is located at 1100 Johnson Ferry Road N.E., Atlanta, Georgia 30342-1708, U.S.A., its successors and assigns.

"LATE PAYMENT RATE" means the late payment rate of interest equal to the PIBOR Rate for the relevant period plus 3% percent.

"LM ELECTRICITY" means the electricity produced by processing HV Electricity For the LM Electricity through the Transformers.

"LM ELECTRICITY PRICE" has the meaning set forth in Document III of Schedule I attached hereto.

"LOSSES" means any and all (i) losses, damages, liabilities, payments and obligations, but excluding any indirect or consequential damages, liabilities or payments, and (ii) all related expenses, including, among other things, reasonable legal costs.

"LP LOWER LIMIT" means for RPC, 96% and for ChlorAlp, 92% of their respective standard consumptions of LP Steam contemplated by their respective Reference Steam Budgets then in effect, as calculated in Document I of Schedule I (line 97 for ChlorAlp and line 103 for RPC).

"LP STEAM" means the low pressure steam produced by the CEV Facility and conforming with the Specifications.

"LP UPPER LIMIT" means for RPC, 104% and for ChlorAlp, 108% of their respective standard consumptions of LP Steam contemplated by their respective original Reference Steam Budgets, as calculated in Document I of Schedule I (line 95 for ChlorAlp and line 101 for RPC) and determined without regard to any amendments to the Reference Steam Budget of such Site Party pursuant to Section 3.7.

"MAJOR OUTAGES" means any scheduled outages of any Old Turbine (and/or related equipment) or any New Turbine (and/or related equipment) which will result in the non-operation of such Old Turbine or New Turbine for a consecutive period of three (3) or more days.

"MAXIMUM CONDENSATES REQUIREMENTS" has the meaning set forth in Section 4.2.1 hereof.

"MAXIMUM TAKE OR PAY THRESHOLD" has the meaning set forth in Section 3.4 hereof.

"MINIMUM QUANTITIES" means the Individual Minimum Quantities.

"MONTH" means a period that starts at 8:00 a.m. (determined at the Site) of the first day of any calendar month and ends at 8:00 a.m. (determined at the Site) the first day of the calendar month immediately following.

"MW" OR "MW" means megawatt.

"MWH" OR "MWH" means megawatthour.

"NEW ELECTRICITY CUSTOMER" has the meaning set forth in Section 8.1 hereof.

"NEW STEAM CUSTOMER" has the meaning set forth in Section 8.1 hereof.

"NEW 1997 BUDGET" has the meaning set forth in Schedule I hereto.

"NEWCO" has the meaning set forth in the first paragraph of this Agreement.

"NEW TURBINES" means the three FT-8 turbines leased by CEVCO (as assignee) pursuant to a Lease Agreement, dated January 23, 1991, with UFB Locabail S.A.

"NOTICE" means the written notification given pursuant to Article XVI or any other written communication to be formally delivered under this CEVCO Agreement.

"OLD TURBINES" means the gas turbines owned by CEVCO other than the New
Turbines.

"PARTIES" means the Site Parties and CEVCO.

"PERMIT" means any authorization, approval, decision, license, permit, certification, exception or registry issued by or with any governmental authority which a Party is required to obtain for the performance of its obligations hereunder or for the operation, maintenance and ownership of (i) with respect to CEVCO, the CEV Facility and (ii) with respect to any Site Party, its property and operations on the Site, including its Interconnection Facilities.

"PIBOR RATE" means the interest rate from time to time in effect for PIBOR deposits of one month duration as published in Les Echos - Taux monetaire - PIBOR, or such successor interbank offer rate for ECU deposits of one month to the extent at any time hereafter the ECU shall be substituted for the Franc as the currency of the Republic of France.

"POINTS OF INTERCONNECTION" means the physical points at which Products or Reprocessed Steam are delivered or redelivered (or deemed delivered or redelivered) from the Interconnection Facilities of one Party to the Interconnection Facilities of another Party, which shall be the points identified on the maps attached hereto, as Schedule V; provided, however, that with respect to Reprocessed Steam exiting the steam network comprising the CEV Facility as contemplated by Section 9.11.3, the Points of Interconnection for such Reprocessed Steam exiting the CEV Facility shall, under circumstances contemplated under Section 9.11.3, be the same Points of Interconnection as those applicable for HP Steam exiting the CEV Facility.

"PONT DE CLAIX SITE" means the Site.

"PRODUCTS" means Electricity, Steam, Demineralized Water, Condensates, Hydrogen, and Boiler Feed Water.

"PURCHASED EDF ELECTRICITY" means the HV electricity purchased from EDF pursuant to the Electricity Purchase Agreement.

"QUALIFYING COGENERATION FACILITY" means a power cogeneration facility of the type described as qualifying for "cogeneration status" pursuant to French Decree dated May 20, 1955, as amended by the French Decree No. 94-1110, dated December 20, 1994.

"RECTIFIERS" means the rectifiers ("transfo-redresseurs") owned by ChlorAlp and used to transform HV Electricity for Rectifiers into Electrolysis Electricity.

"REFERENCE DATA" has the meaning set forth in Section 5.1.

"REFERENCE ELECTRICITY BUDGET" has the meaning set forth in Section 2.3.1 hereof.

"REFERENCE STEAM BUDGET" has the meaning set forth in Section 3.2.1 hereof.

"REFERENCE STEAM FROM AN OIL/GAS STANDARD BOILER" or "Reference Steam From An OGSB" means the steam that would be produced by a standard oil/gas standard boiler having a 92% efficiency ratio, as determined by reference to generally accepted industry reference data.

"REFERENCE STEAM FROM COGENERATION UNIT" or "Reference Steam From CU" means the steam that is produced by the Cogeneration Unit, and which is used as a reference to calculate the Upper HP Steam Price and the Upper LP Steam Price.

"RELIEF EVENT" has the meaning set forth in Section 15.1 hereof.

"REPLACEMENT AGREEMENT" has the meaning set forth in Section 12.2 hereof.

"REPROCESSED STEAM" means the steam, conforming with the Specifications, that is produced by (i) in the case of RPC, the CO/H2 Unit and the BR Unit and (ii) with respect to either Site Party, any other existing or future unit controlled by it or its Affiliates on the Pont de Claix Site and that CEVCO distributes and transports pursuant to Section 9.11;

"RPC" has the meaning set forth in the first paragraph of this Agreement.

"RPC/CEVCO SERVICES AGREEMENT" means the RPC/CEVCO Services Agreement, dated as of October 17, 1997, by and between RPC and CEVCO providing for the services to be supplied by and between RPC and CEVCO, as the same may be amended, modified or supplemented from time to time.

"RPC OPERATIONS" shall mean the operations (including services) of RPC and its affiliates (including the parties listed on Exhibit A, but excluding ChlorAlp and CEVCO) located at the Site.

"SITE" shall mean the site owned by RPC in Pont de Claix (Isere), France on which the Chlor-Alkali Plant, the CEV Facility and the RPC Operations are located.

"SITE PARTIES" has the meaning set forth in the first paragraph of the Agreement.

"SIX-MONTH ELECTRICITY PROJECTIONS" has the meaning set forth in Section 2.3.2 hereof.

"SIX-MONTH STEAM PROJECTIONS" has the meaning set forth in Section 3.2.3 hereof.

"SPECIFIC CONDITIONS" shall mean any offer made by EDF to sell electricity at a better price than the then applicable price of Electricity produced by CEVCO with natural gas.

"SPECIAL PERIOD" has the meaning set forth in Section 15.2.1 hereof.

"SPECIFICATIONS" means those Product and Reprocessed Steam specifications described in Schedule III hereto.

"STANDARD HP STEAM PRICE" has the meaning set forth in Document III of Schedule I attached hereto.

"STANDARD LP STEAM PRICE" has the meaning set forth in Document III of Schedule I attached hereto.

"STEAM" means the amount of LP Steam and HP Steam delivered by CEVCO to either Site Party, as indicated by the applicable Invoice Meters at the applicable Points of Interconnection.

"STEAM BUDGET" has the meaning set forth in Section 3.2.2 hereof.

"STEAM SHORTFALL AMOUNT" has the meaning set forth in Section 3.3.3 hereof.

"STEAM TRIAL PERIOD" has the meaning set forth in Section 3.7.1 hereof.

      "TAKE OR PAY AMOUNT" has the meaning set forth in Section 3.4 hereof.

      "TECHNICAL DIFFERENCE" has the meaning set forth in Section 14.2.1 hereof.

      "TECHNICAL EXPERT" means the Technical Expert appointed in accordance with
      Section 14.2 hereof.

      "TENTATIVE STEAM BUDGET" has the meaning set forth in Section 3.7.1 hereof.

      "TRANSFER" means any sale, assignment, exchange, disposition, transfer (including, without limitation, a transfer by will or intestate distribution), gift or attempt to create or grant an encumbrance or security interest in the stock of CEVCO or this CEVCO Agreement, whether voluntary, involuntary, by operation of law or otherwise.

      "TOLL PRICE" has the meaning set forth in Document III of Schedule I attached hereto.

      "TRANSFORMERS" means the transformers owned by CEVCO and used to transform HV Electricity For the LM Electricity into LM Electricity.

      "UPPER HP STEAM PRICE" has the meaning set forth in Document III of
      Schedule I attached hereto.

      "UPPER LP STEAM PRICE" has the meaning set forth in Document III of
      Schedule I attached hereto.

      "VARIABLE HV ELECTRICITY FOR RECTIFIERS" means the quantities of high-voltage electricity which are to enter the Rectifiers, which quantities do not constitute Fixed HV Electricity for Rectifiers and which quantities vary in proportion with the level of production of Electrolysis Electricity.

      "WINTER PERIOD" means November 1 through March 31.

      "YEAR" means a twelve (12) Month period.


                                   ARTICLE II
                  RIGHTS AND OBLIGATIONS REGARDING ELECTRICITY

2.1  PURCHASE AND SUPPLY OF ELECTRICITY

      2.1.1 Each of the Site Parties hereby agrees to buy 100% of their present and future requirements for electricity with respect to its present and future businesses and operations on the Site exclusively from and/or through CEVCO pursuant to this CEVCO Agreement; provided, that in the event that, after the date hereof, RPC requires that it be supplied with HV Electricity for Rectifiers, then the parties shall negotiate, in good faith, such amendments to this CEVCO Agreement as shall be necessary to permit such purchases by RPC consistent with the terms and conditions hereunder.

      2.1.2 Subject to the arrangements and limitations set forth in Section 2.2 hereof, CEVCO hereby agrees to sell, or cause to be sold, to the Site Parties 100% of the LM Electricity and sell, or cause to be sold, to ChlorAlp 100% of the HV Electricity for Rectifiers, in each case, either (i) produced by the CEV Facility, up to the Available Capacity, or (ii) otherwise available under the Electricity Purchase Agreement, in each case, remaining after (x) satisfying CEVCO's own requirements for electricity for its operations on the Site and (y) complying with its obligations under the Electricity Sales Agreement.

2.2   CURRENT AND FUTURE ARRANGEMENTS WITH EDF

      2.2.1 The Site Parties acknowledge that the Existing Electricity Sales Agreement is to expire September 1, 1997. Pursuant to the Existing Electricity Sales Agreement, EDF is obliged to purchase all the electricity produced by the CEV Facility which is not consumed on the Site (the "Excess Electricity").

      2.2.2 RPC hereby covenants to use commercially reasonable efforts to negotiate and conclude on behalf of CEVCO, but subject to the terms of Section 2.2.4, arrangements to continue to sell Excess Electricity to EDF during the Interim Period. During such Interim Period, CEVCO shall continue to invoice the Site Parties for Electricity pursuant to the terms hereof. Upon the conclusion and execution of the Electricity Sales Agreement and the Electricity Purchase Agreement, the Parties shall negotiate in good faith any equitable adjustments to the invoices delivered hereunder prior to such conclusion and execution to take into account any differences between the price for Electricity hereunder for such period and the price for the electricity for such period under the Electricity Sales Agreement and the Electricity Purchase Agreement. RPC hereby covenants to use commercially reasonable efforts to negotiate and conclude, effective as of the expiration of the Existing Electricity Agreement, on behalf of CEVCO but subject to the terms of Section 2.2.4, an agreement with EDF (as the same may be amended, modified or supplemented from time to time, the "Electricity Sales Agreement"), substantially in the form of the EDF Preliminary Contract attached hereto as Schedule II, which Electricity Sales Agreement shall:

            (i)   have a term of approximately eleven (11) years;

            (ii) oblige CEVCO to sell to EDF 100% of the electricity CEVCO shall produce over the term with all of the New Turbines, representing an Available Capacity of approximately 78 MW; and

            (iii) be effective as of the date on which the Existing Electricity
                  Sales Agreement expires.

      2.2.3 On and after the date, RPC hereby covenants to use commercially reasonable efforts to negotiate and conclude, in the name of CEVCO but on behalf of the Parties and the parties listed on Exhibit A, effective as of the expiration of the Existing Electricity Agreement, but also subject to the terms of Section 2.2.4, an agreement with EDF providing for the sale by EDF of Additional Quantities of Electricity according to the then best competitive tariff suitable to such Additional Quantities of Electricity (as such agreement may be amended, modified or supplemented from time to time, the "Electricity Purchase Agreement"), which agreement shall:

            (i) provide for an initial subscription for Additional Quantities of Electricity to be purchased from EDF varying from 30,000 to 60,000 kW ("Tariff C base TLU" as set forth in Document II of Schedule I); provided, that the Parties acknowledge that such initial subscription amount may from time to time require amendment in accordance with the then applicable Electricity Budgets of the Site Parties and/or changes in EDF tariffs;

            (ii)  require EDF to send a single invoice to

                        CEVCO for such Additional Quantities Of Electricity;

                  (iii) in addition to the variable cost of the electricity
                        purchased under the Electricity Purchase Agreement and as remuneration for EDF's commitment to provide such energy to CEVCO upon request, provide for the payment by CEVCO of fixed subscription payments on the basis of the maximum electricity purchasable thereunder while avoiding excessive penalty thereunder;

                  (iv) to the extent that purchases of electricity from EDF under the Electricity Purchase Agreement exceed, at any time, the sales of the electricity to EDF under the Electricity Sales Agreement, oblige EDF to deliver the Additional Quantities Of Electricity at one or more delivery points located at the CEV Facility;

                  (v) become effective as of the date on which the Electricity Sales Agreement shall become effective and shall terminate on the date on which the Electricity Sales Agreement shall be terminated; and

                  (vi) subject to the subscription fees payable as detailed in clause (iii) above, such Electricity Purchase Agreement shall not be a take-or-pay agreement.

            2.2.4 For the purposes of the negotiations of (i) the arrangements with EDF contemplated by the first sentence of Section 2.2.2;
                  (ii) the initial Electricity Sales Agreement and (iii) the initial Electricity Purchase Agreement (the foregoing are hereby referred to as the "EDF Arrangements"), each of CEVCO and ChlorAlp hereby grants to RPC full power and authority, subject to the terms and conditions set forth in this Section 2.2.4, to negotiate the initial terms and conditions of such agreements. RPC shall (a) keep CEVCO and ChlorAlp fully informed of the status of such negotiations; (b) consult on a regular basis with CEVCO and ChlorAlp regarding the terms and conditions of such negotiations and (c) not conclude or execute any of the EDF Arrangements with EDF without the prior written consent of CEVCO and ChlorAlp. Once any of the EDF Arrangements have been concluded and executed, the authority of RPC to act on behalf of CEVCO set forth in this Section 2.2.4 shall automatically terminate. For the avoidance of doubt, it is understood and agreed that, after the execution by CEVCO and ChlorAlp of the EDF Arrangements, any and all amendments thereto and any business discussions with EDF shall be negotiated by CEVCO exclusively, unless otherwise agreed by CEVCO. More specifically, in the event there is a need to modify the Additional Quantities of Electricity, CEVCO shall negotiate and conclude any appropriate amendment to the Electricity Purchase Agreement.

            2.2.5 CEVCO hereby covenants to: (v) use commercially reasonable efforts to operate, consistent with Good Engineering and Operating Practices, the New Turbines in such manner as to permit CEVCO to earn a positive return on the sale of electricity to EDF under the Electricity Sales Agreement or otherwise; (w) use commercially reasonable efforts to operate, consistent with Good Engineering and Operating Practices, the Old Turbines, so as to optimize the total costs of the energies supplied hereunder; (x) sell 100% of the electricity produced with the New Turbines to EDF under the Electricity Sales Agreement; and (y) invoice EDF on a regular basis pursuant to the terms of the Electricity Sales Agreement or pursuant to the other sales arrangements with EDF comprising part of the EDF Arrangements.

            2.2.6 If (x) within six (6) months after the date of the execution this CEVCO Agreement, no Electricity Sales Agreement shall be concluded with EDF or (y) the terms of original Electricity Sales Agreement and/or the original Electricity Purchase Agreement concluded with EDF could reasonably be expected to result in a reduction of line 41 of Document II of Schedule I by more than twenty percent (20%)(calculated using the numbers set forth in Document II other than such numbers set forth in the original Electricity Sales Agreement and the original Electricity Purchase Agreement relating to the costs of purchases of electricity and the revenues from sales of electricity thereunder), the Parties shall, promptly thereafter, negotiate in good faith and enter into an amendment to this CEVCO Agreement or replace or amend the provisions of this CEVCO Agreement which shall no longer be applicable or which shall require modification but in any event subject to Section 3.3.2 and Section 3.4.2 hereof. For the avoidance of doubt, it is understood and agreed that the general terms and economics of this CEVCO Agreement as so amended shall in any case remain consistent with those contemplated hereby and with the general intent of the Parties as reflected in this CEVCO Agreement and more specifically in Schedule I hereof.

2.3   ELECTRICITY BUDGETS; CONFIRMATION OF ORDERS

      2.3.1 Attached hereto as Schedule I is the 1997 New Budget for CEVCO, which includes and reflects Electricity Budgets of the Site Parties for the calendar year 1997. The 1997 Electricity Budget for each Site Party is herein referred to as its "Reference Electricity Budget".

      2.3.2 By or before November 30 of each Contract Year (or by such other date agreed upon by the Parties), each Site Party shall provide to the other Parties:

            (i) an annual budget describing, on a monthly basis and in reasonable detail, the reasonable good faith estimates of the requirements of such Site Party for LM Electricity and, for ChlorAlp only, HV Electricity for Rectifiers for the next Contract Year (each, an "Electricity Budget"), which budget shall be in substantially the same form as its Reference Electricity Budget and shall be prepared in a manner consistent with the methodology set forth on Schedule I hereto; and

            (ii) a six-month budget describing, on a monthly basis, and in reasonable detail, its reasonable good faith projection of the requirements of such Site Party for LM Electricity and, for ChlorAlp only, HV Electricity for Rectifiers for the six-month period following such next Contract Year (the "Six-Month Electricity Projections").

      2.3.3 If the requirements of a Site Party for Electricity are to vary materially from the estimates contemplated for such Month in their then applicable respective Electricity Budget, then at least fifteen
            (15) days prior to the commencement of each Month, each Site Party shall provide to CEVCO, written but non-binding confirmation of the requirements of such Site Party for LM Electricity and, for ChlorAlp only, HV Electricity for Rectifiers for the following Month.

2.4   PRICE OF ELECTRICITY

      2.4.1 Each of the Site Parties shall pay to CEVCO the following prices for the quantities of LM Electricity and/or HV Electricity for Rectifiers each of them shall, in any given Month, have consumed during each Month, as measured by the Invoice Meters of CEVCO or as otherwise determined pursuant to Section 7.1.2:

            (i) Subject to subclauses (ii) and (iii) below, the price for (a) LM Electricity shall be the LM Electricity Price and (b) subject to Section 2.4.2 hereof, HV Electricity for Rectifiers shall be the Electrolysis Electricity Price, in each case, as determined pursuant to the methodology set forth in Schedule I hereto, as such price shall vary thereunder from time to time, including but not limited to, any increases with respect thereto as a result of consumption by such Site Party in excess of its Electricity Upper Limit;

            (ii) If and to the extent that: (a) any Party (or any affiliate thereof) receives a good faith, binding written offer from an independent third party pursuant to which such Party shall be offered, or an independent third party makes available generally to such Party and other similarly situated parties, the right to purchase or sell Electricity and (b) all Parties hereto agree that the terms and conditions (including, but not limited to, the price, availability and term) of such offer are more favorable to the offeree than those available under this CEVCO Agreement (a "Better Offer"), then notwithstanding the other provisions of this Section 2.4.1, the price of LM Electricity and/or HV Electricity for Rectifiers, as applicable, shall thereafter be the price set forth in the Better Offer, unless and until such price is thereafter revised pursuant to this Section 2.4.1(ii).

            (iii) The Parties acknowledge that Schedule I hereto currently provides that: (x) the costs (other than those set forth in clause (y)) for the distribution of high voltage electricity produced by the CEV Facility or otherwise purchased from EDF are allocated solely to the Electrolysis Electricity Price; (y) the maintenance costs for the distribution of such high voltage electricity are allocated solely to the LM Electricity Price; and (z) such allocations do not provide for an equitable allocation of each of such costs between the Site Parties, based on their respective consumptions of the different types of Electricity. Therefore, the Parties hereby agree to negotiate in good faith and to agree on amendments to Schedule I with respect to such allocations and allocations of other costs that may require equitable reallocation as a consequence of such amendments as will, in the reasonable opinion of the Site Parties, equitably allocate all such costs between the Site Parties on the basis set forth in clause (z) above. After the agreement of the Site Parties upon such amendments, CEVCO shall recalculate the prices of all Electricity sold to the Site Parties hereunder prior to such amendments and make equitable adjustments in subsequent invoices to account for any credits or debits to such Site Parties as the result of the recalculations.

      2.4.2 Pursuant to the CEVCO/ChlorAlp Services Agreement, CEVCO has agreed to provide certain services to ChlorAlp with respect to the operation and maintenance of the Rectifiers. It is understood and agreed that the costs for such services as well as the costs of the HV Electricity for Rectifiers utilized in connection therewith are included (pursuant to lines 120 through and including line 123 of Document III of Schedule I hereto) in the price for such electricity pursuant to Section 2.4.1(i); provided, however, that CEVCO shall not charge or invoice ChlorAlp for, any of the taxes specified in line 121 of Document III of Schedule I hereto, which taxes shall be paid by ChlorAlp directly. If and to the extent that such services are terminated in accordance with the CEVCO/ChlorAlp Services Agreement, then the parties shall amend this Agreement to eliminate the costs of such terminated services from the Electrolysis Electricity Price.

                                   ARTICLE III
                     RIGHTS AND OBLIGATIONS REGARDING STEAM

3.1   PURCHASE AND SUPPLY OF STEAM

      3.1.1 Subject to Sections 3.1.2 and 3.1.3 below, each of the Site Parties hereby agrees to buy 100% of its present and future requirements in respect of steam with respect to its present and future business and operations on the Site exclusively from CEVCO pursuant to this CEVCO Agreement. CEVCO hereby agrees to sell to the Site Parties 100% of the steam produced by the CEV Facility, up to the Available Capacity, remaining after satisfying its own requirements for Steam for CEVCO's operations on the Site.

      3.1.2 Notwithstanding the obligations of the Site Parties set forth in
            Section 3.1.1 hereof, it is understood and agreed that each Site Party shall be entitled to be supplied with the Reprocessed Steam and that its obligations to purchase 100% of its requirements for steam under Section 3.1.1 shall be construed as being 100% of its requirements after satisfying that portion of such requirements as such Site Party is capable of satisfying with Reprocessed Steam to the extent that, (i) existing unit(s) controlled by such Site Party on the Site shall not produce in excess of 66,000 metric tons per Contract Year of Reprocessed Steam from such units above the amount of Reprocessed Steam set forth in its applicable original Reference Steam Budget (without regard to any amendments pursuant to Section 3.7); (ii) if future unit(s) controlled by such Site Party on the Site shall produce additional quantities of Reprocessed Steam, the then additional quantities of Reprocessed Steam from such unit(s) per Contract Year minus the total quantities of Steam consumed, during such Contract Year, by such Site Party from CEVCO in excess of its original Reference Steam Budget (without regard to any amendments thereto pursuant to Section 3.7) shall not exceed an amount equal to 66,000 metric tons; and (iii) the addition of the quantities of excess Reprocessed Steam referred to in paragraph (i) and the excess Reprocessed Steam referred to in paragraph (ii) above shall not, in the aggregate, exceed 66,000 metric tons per Contract Year; provided, however, that any Site Party may produce and consume Reprocessed Steam in excess of the foregoing limitations so long as
            (x) such
            increased production and consumption does not, directly or indirectly (including, but not limited to, pursuant to Section 3.7), decrease such Site Party's consumption of Steam produced by the CEV Facility over the remainder of the Contract Term; and (y) such Site Party gives prior written notice of such excess production and consumption to each of the other Parties hereto.

      3.1.3 Notwithstanding the obligations of the Site Parties set forth in
            Section 3.1.1 hereof, each Site Party shall be entitled to be supplied with Internal Steam and that its obligations to purchase 100% of its requirements for Steam under Section 3.1.1 shall be construed as being 100% of its requirements after satisfying that portion of such requirements as such Site Party is capable of satisfying with Internal Steam; provided, that each Site Party agrees that: (i) it may produce, or cause to be produced, such Internal Steam solely to the extent it is generated, recaptured or recovered by existing or future units controlled by it on the Site whose production of steam is incidental to the production of other products; (ii) it shall not build, lease or own any future boilers (gas, electric or otherwise powered) or thermal generation or cogeneration facilities on the Site for the primary purpose of increasing production of Internal Steam; (iii) it shall use and consume any and all Internal Steam only within the "battery limits" of the unit producing such Internal Steam, unless otherwise distributed (as Reprocessed Steam) on the steam distribution network comprising part of the CEV Facility.

3.2   STEAM BUDGETS; CONFIRMATION OF ORDERS

      3.2.1 Attached hereto as Schedule I is the 1997 New Budget for CEVCO, which includes and reflects Steam Budgets of the Site Parties for the calendar year 1997. The 1997 Steam Budget for each Site Party is, as such 1997 Steam Budget may be amended pursuant to Section 3.7 hereof, herein referred to as its "Reference Steam Budget".

      3.2.2 By or before November 30 of each Contract Year (or by such other date agreed upon by the parties), each Site Party shall, unless such Site Party is subject to a Steam Trial Period for such Contract Year, provide to the other Parties:

            (i) an annual budget describing on a monthly basis and in reasonable detail, reasonable good faith estimates of the requirements of such Site Party for LP Steam and HP Steam for the next Contract Year (each, a "Steam Budget"), which budget shall be in substantially the same form as its Reference Steam Budget and shall be prepared in a manner consistent with the methodology set forth in Schedule I hereto; and

            (ii) a six-month budget describing, on a monthly basis and in reasonable detail, the reasonable good faith projection of the requirements of such Site Party for LP Steam and HP Steam for the six-month period following such next Contract Year (the "Six-Month Steam Projections").

      3.2.3 If and only to the extent that such requirements are to vary materially from the estimates contemplated for such Month in their then applicable respective Steam Budget, then at least fifteen (15) days prior to the commencement of each Month, each Site Party shall provide to CEVCO, written but non-binding confirmation of the requirements of such Site Party for LP Steam and HP Steam for the following Month.

3.3   MINIMUM PURCHASE AND ACCEPTANCE OF STEAM (OBLIGATION TO TAKE)

      3.3.1 In order to ensure: (a) that CEVCO can comply with its obligations to supply EDF with the appropriate quantities of electricity during Winter Period under the Electricity Sales Agreement without incurring excessive penalties thereunder and without adversely affecting the status of the Cogeneration Unit as a Qualifying Cogeneration Facility and (b) the proper operation of the New Turbines in accordance with Good Engineering and Operating Practices, from the date hereof through the expiration or termination of the Electricity Sales Agreement, each of the Site Parties shall, at all times during the Winter Period, accept from CEVCO and consume an amount of Steam at least equal to the lesser of: (i) 105 metric tons per hour (as such amount may be modified, revised or amended from time to time pursuant to this Section 3.3 or otherwise, the "Global Minimum Quantities") minus the amount of Steam then actually being consumed by the other Site Party and (ii) for RPC, 51.7 metric tons per hour and for ChlorAlp, 53.3 metric tons per hour (as such respective amounts under this clause (ii) may be modified, revised or amended from time to time pursuant to this Section 3.3 or otherwise, the "Individual Minimum Quantities"), so that the Site Parties are, collectively and at all times, accepting and consuming the Global Minimum Quantities. If and to the extent that the Site Parties are not, collectively, accepting and consuming the Global Minimum Quantities of Steam, then each Site Party shall, notwithstanding such failure, be obliged to pay the applicable purchase price for the amount of Steam it is required to purchase under this Section 3.3.1.

      3.3.2 By a date no later than three (3) months prior to the commencement of the notice period with respect to each triennial period under the Electricity Sales Agreement (i.e., prior to the equivalent notice period as the one provided by Section 5.4 of the EDF Preliminary Agreement) during which notice period CEVCO shall be entitled to notify EDF of any intent to modify the quantities of Electricity Sold to EDF as of the commencement of the following triennial period thereunder, each Site Party shall give written notice to the other Parties of whether or not it is requesting any reduction or revision in its Individual Minimum Quantities pursuant to Section 3.3.1 above for the remaining term of this CEVCO Agreement; provided, that (x) no such written notice may be given by any Site Party prior to the fifth anniversary of the effective date of the Electricity Sales Agreement and (y) any failure by any Site Party to give such a notice shall be deemed to be a confirmation by such Site Party that its Individual Minimum Quantities shall not be revised or reduced for the following triennial period under the Electricity Sales Agreement. Each Site Party hereby covenants that it shall use commercially reasonable efforts to avoid reducing, and (if applicable) to minimize any reduction of, its Individual Minimum Quantities. If and to the extent that one or both Site Parties have, pursuant to the notices given above, requested revisions of their Individual Minimum Quantities such that the sum of their respective Individual Minimum Quantities would, if such revisions were to become effective, be less than the then applicable Global Minimum Quantities, then no such revisions shall become effective unless and until CEVCO shall enter into an amendment to the Electricity Sales Agreement reducing the quantities of Electricity Sold to EDF thereunder so that CEVCO can, consistent with Good Engineering and Operating Practices, comply with its obligations to supply EDF with the appropriate quantities of electricity during Winter Period under the Electricity Sales Agreement without incurring excessive penalties thereunder and without losing the status of the Cogeneration Unit as a Qualifying Cogeneration Facility and so that the New Turbines can continue to be operated in accordance with all laws, rules, regulations and Permits. This amendment shall be in form and substance satisfactory to each Party. CEVCO hereby covenants to use commercially reasonable efforts to enter into such an amendment to the Electricity Sales Agreement prior to the expiration of the applicable triennial period. Upon the effectiveness of each such amendment to the Electricity Sales Agreement, the Individual Minimum Quantities of the Site Parties shall thereafter be deemed to be revised in compliance with the requests of the Site Parties and shall, for all purposes under this CEVCO Agreement, be the "Individual Minimum Quantities" of such Site Party, and the Global Minimum Quantities shall thereafter be deemed to be revised in compliance with such revised Individual Minimum Quantities and shall, for all purposes under this CEVCO Agreement, be the "Global Minimum Quantities" of both Site Parties.

      3.3.3 If, at any time during the Winter Period of any Contract Year, RPC and ChlorAlp are not collectively accepting and consuming the Global Minimum Quantities of Steam per hour, CEVCO shall (i) determine the quantities actually accepted and used by each of RPC and ChlorAlp and compare them with their respective Individual Minimum Quantities in order to determine which Site Party is consuming less than its Individual Minimum Quantities and the amount (the "Steam Shortfall Amount") by which RPC's and/or ChlorAlp's consumption fails to satisfy its obligations under Section 3.3.1; and (ii) immediately inform the Site Party or Parties of their failure to comply with
            Section 3.3.1. Immediately upon being informed by CEVCO of such Site Party's failure to accept and consume Steam in compliance with
            Section 3.3.1 above, each Site Party shall comply with its obligations thereunder.

3.4  TAKE OR PAY OBLIGATIONS

      3.4.1 In addition to the obligations under Section 3.3 to accept and consume Steam thereunder, each Site Party shall, regardless of whether it accepts and consumes such Steam, be obliged, until the sixth anniversary of the effective date of the Electricity Sales Agreement, to pay the applicable purchase price for, at all times during the Winter Period, an additional number of tons of Steam (as such amount may be modified, revised or amended from time to time, the "Take or Pay Amount") equal to (i) such Site Party's Maximum Take or Pay Threshold (as defined below) minus (ii) the actual amount of Steam accepted and consumed by such Site Party; provided, that such Site Party shall be entitled to deduct from the amounts payable by such Site Party under this Section 3.4.1 to the extent of the amounts actually paid by such Site Party with respect to such period pursuant to Section 3.3.1 hereof. "Maximum Take or Pay Threshold" shall mean: (x) with respect to RPC, 70 metric tons per hour of Steam and (y) with respect to ChlorAlp, 72.3 metric tons per hour of Steam, as such amounts may be modified, revised or amended from time to time.

      3.4.2 In the event that the aggregate commitment of CEVCO to supply Electricity to EDF pursuant to the Electricity Sales Agreement is modified, revised or amended, the Parties shall negotiate in good faith to make equitable adjustments in respect of Maximum Take or Pay Threshold based on the then current actual consumption by each Site Party.

3.5   RESPONSIBILITIES FOR FIXED STEAM COSTS

      Unless such Site Party is then subject to a Steam Trial Period, in addition to the obligations under Section 3.3 and 3.4, if and to the extent that, in any given Month and for any reason whatsoever, a Site Party has accepted and consumed Steam in an amount less than its Global Lower Limit, then, notwithstanding anything to the contrary set forth herein, such Site Party shall pay to CEVCO an amount equal to (i) the Fixed Steam Costs per Ton of Steam multiplied by (ii) the difference between (x) the amount of Steam equal to such Site Party's Global Lower Limit minus (y) an amount equal to (I) if such Month commences prior to the sixth anniversary of the effective date of the Electricity Sales Agreement and for such Month in question such Site Party is required to make payments pursuant to Section 3.4 hereof, the Maximum Take or Pay Threshold; or (II) if such Month commences after the sixth anniversary of the effective date of the Electricity Sales Agreement and for such Month in question such Site Party is required to make payments pursuant to the last sentence of Section 3.3.1, the amount of Steam such Site Party was otherwise obliged to accept and consume for such Month pursuant to such Section 3.3.1; or (III) if, for the Month in question, such Site Party is not required to make payments pursuant to the last sentence of Section 3.3.1 or pursuant to Section 3.4 hereof, the actual amount of Steam accepted and consumed by such Site Party.

3.6   STEAM PAYMENTS

      3.6.1 Each of the Site Parties shall pay to CEVCO the following prices for the quantities of Steam it shall, in any given Month, have consumed and/or shall be obliged to pay the purchase price under Section
            3.3.1 or Section 3.4 above, as measured by the Invoice Meters of CEVCO, or otherwise determined pursuant to Section 7.1.2:

      (i) Subject to clause (ii) below, the price for LP Steam shall be the Standard LP Steam Price and the price for HP Steam shall be the Standard HP Steam Price;

      (ii) If and to the extent that, in any given Month, any Site Party shall have consumed quantities of HP Steam or LP Steam in excess of such Site Party's Global Upper Limit, then the price for HP Steam or LP Steam in excess of the applicable HP Upper Limit or LP Upper Limit, as the case may be, shall, subject to the terms, conditions and limitations set forth in Section 3.6.3, be (x) with respect to LP Steam, the lower of the Standard LP Steam Price and the LP Upper Price and (y) with respect to HP Steam, the lower of the Standard HP Steam Price and the HP Upper Price, as applicable.

      3.6.2 The applicable purchase price for purposes of amounts payable pursuant to Sections 3.3.1 and 3.4 hereof as a result of the failure of a Site Party to accept and consume the quantities of Steam required to be accepted and consumed thereunder shall be the Standard LP Steam Price and/or the Standard HP Steam Price.

      3.6.3 The Parties acknowledge and agree that (x) LP Upper Price and the HP Upper Price are calculated pursuant to the methodology set forth in Documents II and III of Schedule I, and (y) such methodology is intended to provide ChlorAlp with a minimum return or profit of Ten
            (10) Francs per metric ton of Steam sold at such prices. ChlorAlp shall have the right at any time to request that CEVCO verify the calculations pursuant to such Documents. CEVCO, shall within ten
            (10) business days of its receipt of a written request from ChlorAlp, provide to the Site Parties written calculations, in reasonable detail, of the then current LP Upper Price and HP Upper Price, together with of the return or profit, on a Franc per metric ton basis, that would under Schedule I be allocated to ChlorAlp. If and to the extent that such calculations demonstrate that ChlorAlp is not receiving, or would not receive, a minimum return or profit of Ten (10) Francs per metric ton, on sales of Steam in excess of the Global Upper Limit or to New Steam Customers the Parties shall negotiate, in good faith, such amendments to such methodology to correct such problem.

            CEVCO shall have no obligation to sell in excess of an aggregate 300,000 metric tons per year of Steam to the Site Parties and all New Steam Customers pursuant to Section 8.1.2 hereof, at the LP Upper Price or HP Upper Price, as applicable. Each Site Party shall initially be entitled to consume an amount of Steam at the LP or HP Upper Price, as applicable, equal to the greater of: (i) 150,000 metric tons per year and (ii) the difference between 300,000 metric tons per year minus the actual consumption of Steam by the other Site Party in excess of the Global Upper Limit of such other Site Party (the foregoing amounts are referred to as the "Individual Extra Steam Cap"). Any sales of Steam by CEVCO in excess of the foregoing restrictions shall be at a price mutually agreed upon by the Parties.

3.7   AMENDMENT OF REFERENCE STEAM BUDGETS

      3.7.1 If and to the extent that a Site Party wishes to make a long-term amendment to its Reference Steam Budget, then such Site Party shall, at the same time it delivers its Steam Budget for the following Contract Year pursuant to Section 3.2.1, deliver a written notice (a "Budget Amendment Notice") to the other Parties, which Budget Amendment Notice shall: (x) make specific reference to this Section
            3.7 and explain that such Site Party intends to make a long-term amendment to its Steam requirements under its Reference Steam Budget; (y) set forth, in reasonable detail, the business reasons for such amendment, which reasons shall not include, directly or indirectly, the desire of such Site Party to produce or consume Reprocessed Steam and/or Internal Steam in a manner inconsistent with Section 3.1.2 and/or 3.1.3 hereof; and (z) attach thereto, such Site Party's proposed amended Reference Steam Budget (the "Tentative Steam Budget"). It is understood and agreed that if a Site Party elects to amend its Reference Steam Budget to increase its Steam consumption thereunder, either on a Month to Month or an annual basis, above the HP Upper Limit, the LP Upper Limit and/or Global Upper Limit, no such amendment shall (I) affect the definition of the Global Upper Limit, the HP Upper Limit and the LP Upper Limit or
            (II) operate to increase the Global Lower Limit, the HP Lower Limit or the LP Lower Limit above such amounts, as calculated using the original Reference Steam Budget of such Site Party. The Tentative Steam Budget attached to such Budget Amendment Notice shall, at all times during the Steam Trial Period, be deemed to be the Steam Budget of such Site Party. Promptly upon receipt of a Budget Amendment Notice, the Parties shall discuss in good faith the amendments requested by such Site Party and the Site Party delivering such Budget Amendment Notice shall supply such information as the other Parties may reasonably request in connection with evaluating such amendments. The period of time from the first day of the Contract Year commencing immediately after delivery of the Budget Amendment Notice and ending on the last day of the Contract Year during which the Reference Steam Budget of such Site Party is deemed amended pursuant to Section 3.7.2 is herein referred to as the "Steam Trial Period". Until the expiration of a Steam Trial Period, the Reference Budget of a Site Party shall remain in full force and effect hereunder.

      3.7.2 If the Tentative Steam Budget proposes reductions in Steam consumption from the then applicable Reference Steam Budget, during the Steam Trial Period, such Site Party shall pay to CEVCO, each Month, an amount equal to (x) the Fixed Steam Costs per Ton of Steam multiplied by (y) an amount equal to the difference between its Global Lower Limit for such Month minus the aggregate amount of Steam for such Month set forth in the Tentative Steam Budget of such Site Party delivered during the Steam Trial Period multiplied by
            (z): (i) for the first Contract Year
            during such Steam Trial Period, 100%; (ii) for the second Contract Year during such Steam Trial Period, 67%; and (iii) for the third Contract Year during such Steam Trial Period, 33%. At the end of such third Contract Year, no further payments shall be due under this Section 3.7.2, the applicable Steam Trial Period shall terminate and the Reference Steam Budget for such Site Party hereunder shall automatically be deemed to be amended and restated to the higher of: (i) average Steam consumption by such Site Party over such three (3) Contract Year comprising the Steam Trial Period, determined on a Month by Month basis and (ii) the then applicable Maximum Take or Pay Threshold of such Site Party or, if such amendment is to be effective after the sixth anniversary of the execution of the Electricity Sales Agreement, the then applicable Individual Minimum Quantities of such Site Party. Within 30 days after the expiration of the applicable Steam Trial Period, CEVCO shall notify the Site Parties of the new amended Reference Steam Budget, determined in the foregoing manner.

      3.7.3 In addition to the obligations under Section 3.7.2, if and to the extent that during the Steam Trial Period, in any given Month and for any reason whatsoever, a Site Party has accepted and consumed Steam in an amount less than the amount of Steam set forth for such Month in its Tentative Steam Budget, then, notwithstanding anything to the contrary set forth herein, such Site Party shall pay to CEVCO an amount equal to (i) the Fixed Steam Costs per Ton of Steam multiplied by (ii) the difference between (x) the amount of Steam set forth for such Month in its Tentative Steam Budget minus (y) an amount equal to (I) if such Month commences prior to the sixth anniversary of the effective date of the Electricity Sales Agreement and for such Month in question such Site Party is required to make payments pursuant to Section 3.4 hereof, the Maximum Take or Pay Threshold; or (II) if such Month commences after the sixth anniversary of the effective date of the Electricity Sales Agreement and for such Month in question such Site Party is required to make payments pursuant to the last sentence of Section 3.3.1, the amount of Steam such Site Party was otherwise obliged to accept and consume for such Month pursuant to such Section 3.3.1; or (III) if, for the Month in question, such Site Party is not required to make payments pursuant to the last sentence of Section 3.3.1 or pursuant to
            Section 3.4 hereof, the actual amount of Steam accepted and consumed by such Site Party.

                                   ARTICLE IV
                 RIGHTS AND OBLIGATIONS REGARDING OTHER PRODUCTS

4.1   PURCHASE AND SUPPLY OF DEMINERALIZED WATER AND BOILER FEED WATER

      4.1.1 CEVCO hereby agrees to sell to the Site Parties 100% of the Demineralized Water and Boiler Feed Water produced by the CEV Facility, up to the Available Capacity in the manner set forth below.

      4.1.2 To the extent any Site Party wishes to purchase Demineralized Water or Boiler Feed Water during any given Month, then it shall provide to CEVCO, at least twenty (20) days prior to the commencement of such Month, a written but non-binding order of its requirements for Demineralized Water and/or Boiler Feed Water for the following Month, together with a delivery schedule with respect thereto.

      4.1.3 Each of the Site Parties shall pay to CEVCO for the quantities of Demineralized Water and/or Boiler Feed Water consumed by it during each Month, as measured by the Invoice Meters (or as determined pursuant to Section 7.1.2), at the Demineralized Water Price and/or Boiler Feed Water Price, as applicable, as determined pursuant to
            Schedule I hereto.

4.2   PURCHASE AND SUPPLY OF HYDROGEN AND CONDENSATES.

      4.2.1 CEVCO hereby agrees to purchase from either or both of the Site Parties, upon their written request, such amounts of Condensates as either or both Site Parties wish to sell to CEVCO in the manner set forth below; provided that, CEVCO shall not be required to purchase Condensates in excess of its requirements ("Maximum Condensates Requirements") to produce the Steam required to be produced hereunder.

      4.2.2 In addition, CEVCO hereby agrees to purchase from RPC, upon the written request of RPC, such amounts of Hydrogen as RPC wishes to sell to CEVCO in the manner set forth below; provided, that CEVCO shall not be required to purchase Hydrogen in excess of 8,000 cubic meters per hour. To the extent that any Site Party wishes to sell to CEVCO any Condensates or that RPC wishes to sell to CEVCO Hydrogen during any given Month, then it shall provide to CEVCO, at least twenty (20) days prior to the commencement of such Month, a written request with respect to Hydrogen and/or Condensates for the following Month, together with a delivery schedule with respect thereto (the "Monthly Demand"). In the event that the Site Parties, in their respective Monthly Demands, request that CEVCO purchase Condensates in excess of the Maximum Condensates Requirements of CEVCO, then the Condensates to be purchased by CEVCO shall be pro rated between the Site Parties, in proportion to the quantities of Steam set forth in the then effective Steam Budgets of the Site Parties for such month.

      4.2.3 CEVCO shall pay to the applicable Site Party the Condensate Price for the quantities of Condensates and the Hydrogen Price for the Hydrogen, in each case, it shall have consumed during the preceding Month, as measured by the Invoice Meters of the supplier of each of these Products (or as determined pursuant to Section 7.1.2), in each case, as determined pursuant to Schedule I hereto.


                                    ARTICLE V

                           [INTENTIONALLY LEFT BLANK]


                                   ARTICLE VI
                               BILLING AND PAYMENT

6.1   MONTHLY INVOICE

      6.1.1 Within the first ten (10) calendar days of each Month, CEVCO shall submit to the Site Parties, in a separate invoice for each item, the amounts payable by each Site Party for (i) the quantities of each of the following Products consumed by such Site Party during the preceding Month: (a) LM Electricity; (b) Electrolysis Electricity;
            (c) HP Steam; (d) LP Steam; (e) Demineralized Water and (f) Boiler Feed Water, plus (ii) any other amounts due from such Site Party (including any additional amounts due pursuant to Sections 3.3, 3.4, 3.5, 3.7, 9.11 and 15.4 for the preceding Month).

      6.1.2 Within the first ten (10) calendar days of each Month, each Site Party shall submit to CEVCO, in a separate invoice for each item, the amounts payable by CEVCO with respect to the quantities of Condensates and Hydrogen, as applicable, consumed by CEVCO during the immediately preceding Month.

      6.1.3 Each invoice delivered pursuant to this Section 6.1 shall set forth in reasonable detail the calculation of the amounts due thereunder and detail any amounts estimated pursuant to Section
            7.1.2 (as well as the basis for such estimate).

6.2   PAYMENT

      6.2.1 PAYMENT DATES

            (a) Each Site Party shall pay to CEVCO, by wire transfer of immediately available funds, the invoices received by it pursuant to
            Section 6.1.1 hereof within ten (10) calendar days following its receipt of such invoice in its offices or, if earlier, the date on which payments are due from CEVCO to EDF and GDF (or other gas supplier).

            (b) CEVCO shall pay to each Site Party, by wire transfer of immediately available funds, the invoices received by it pursuant to
            Section 6.1.2 hereof, within ten (10) calendar days of CEVCO's receipt of payments from each Site Party for such Month pursuant to
            Section 6.2.1(a) and from EDF pursuant to the Electricity Sales Agreement.

     6.2.2  PAYMENT DELAYS

            If any Party does not make payments within the required payment dates, commencing on such required payment dates such Party shall invoice the nonpaying Party for late payment interest on amounts owed at the Late Payment Rate. The corresponding invoice shall be payable, on demand, following receipt of such invoice by the Party.

     6.2.3  DISPUTES

            If any Party objects to any invoice, such Parties shall supply the billing Party within fifteen (15) calendar days after receipt of the monthly invoice a detailed report of its objections to which the billing Party shall respond within the fifteen (15) calendar days following its receipt. Except as set forth in the following sentence, the disputed amounts that are not resolved within this time period shall be resolved according to procedures described in
            Article XIV. If and to the extent that any dispute arises in connection with the amounts invoiced with respect to the amounts invoiced for Products delivered at unmetered delivery points, as contemplated pursuant to Section 7.1.2, then, prior to commencement of the procedures pursuant to Article XIV hereof, the objecting Party and the billing Party shall, for a period of thirty (30) days, cooperate in good faith to attempt to verify the quantity of Products delivered. Nothing set forth in this Section 6.2.3 shall suspend or excuse a Party from complying with its payment obligations under Section 6.2.1 pending the resolution of any invoice dispute.


      6.2.4 TAXES

            Each Party shall pay to the appropriate taxing authority any taxes (including without limitation value added, gross receipts or excise taxes), duties, fees or charges assessed or levied by any governmental authority on or against it in connection with its purchase and/or supply of Products hereunder.


                                   ARTICLE VII
                              METERING AND TESTING

7.1   METERS

      7.1.1 The Parties agree that the costs of installation of the Invoice Meters required to be installed by CEVCO under the Electricity Sales Agreement shall be determined by the Board of Directors of CEVCO pursuant to the CEVCO Stockholders Agreement.

      7.1.2 The Parties hereto acknowledge and agree that CEVCO (i) delivers Electricity, Steam, Demineralized Water and Boiler Feed Water to each Site Party; (ii) receives Reprocessed Steam from and redelivers Reprocessed Steam combined with HP Steam to each Site Party; and
            (iii) receives Condensates and Hydrogen, in each case, at various different locations on the Site.

            To the extent that Invoice Meters are not currently installed with respect to delivery points for such Products to the Site Parties at which CEVCO reasonably expects to deliver any Product in such quantities such that the aggregate amounts to be paid hereunder for such Product are at least equal to One Million (1,000,000) Francs (before taxes) per Contract Year, RPC hereby agrees to cause the prompt installation, at its sole cost and expense, of such Invoice Meters as CEVCO may reasonably request and title to such Invoice Meters shall vest with CEVCO.

            With respect to deliveries of Products by any Party to any other Party at such unmetered delivery points, then until appropriate Invoice Meters are installed at such delivery points, the Party selling a Product shall be entitled to bill the applicable purchasing Party for an amount of such Products the Party selling such Product reasonably estimates it has delivered to such purchasing Party at such unmetered delivery points.

            With respect to deliveries of Reprocessed Steam with respect to which the Site Party transporting the same has not installed an Invoice Meter at or near the Point of Interconnection at which such Reprocessed Steam enters the steam distribution network constituting part of the CEV Facility, then until appropriate Invoice Meters are installed at such delivery points, CEVCO shall be entitled to bill the applicable Site Party delivering such Reprocessed Steam for an amount of Reprocessed Steam CEVCO reasonably estimates it has transported from such unmetered delivery points.

      7.1.3 Except as set forth in Section 7.1.2 hereof, all metering systems for all Products and/or Reprocessed Steam delivered by any Party to any other Party shall be owned by the Party indicated on Schedule IV hereto as the owner (Proprietaire). The Party indicated on Schedule IV hereto as being responsible for the maintenance of given metering systems (Charge de l'entretien) shall maintain such metering systems in accordance with the procedures and standards to be mutually agreed upon by the Parties, within 60 days after the date hereof and in accordance with Good Engineering and Operating Practices. The Parties understand and agree, notwithstanding the foregoing, that as set forth on Schedule IV hereto certain metering systems are instead to be owned and/or maintained by EDF.

7.2   INVOICE METER CALIBRATION AND BALANCING TESTING

      Each Party indicated on Schedule IV hereto as being responsible for the maintenance of the given Invoice Meters (Charge de l'Entretien) shall maintain such Invoice Meters. Invoice Meters pursuant to Section 7.1 shall perform calibration and balancing tests to its Invoice Meters, in accordance with the procedures and standards to be mutually agreed upon by the Parties within 60 days after the date hereof. Each Party shall notify the other Parties of each calibration or balancing test date at least two
      (2) calendar days prior to such test so that the other Parties may participate in such tests. If a Party does not attend the test, the Party proposing such test shall have the right to perform such tests and shall inform the nonattending Parties of the results. As may be required, any Party shall have the right by Notice to request additional tests of the Invoice Meters. Such tests shall be performed within ten

      (10) Business Days following receipt of the Notice containing the calibration or balancing test request. If any Party requests such test and such test determines that the meters are within the tolerance margins set forth below in this Article, the requesting Party shall pay the testing Party for costs incurred in connection with such tests, if any.

      If any such tests determine errors that are greater than 1.5%, the Party responsible for such Invoice Meter shall be responsible for repairing or replacing the affected devices within a maximum deadline of 30 calendar days.

7.3   METER READING

      Each Party indicated on Schedule IV hereto as being responsible for the reading of given Invoice Meters (Charge des Releves) shall read such Invoice Meters for all Products and for Reprocessed Steam at 8:00 hours of the first day of each Month for the purposes of invoicing the Parties for the quantities each of such Parties shall have consumed for the preceding Month or for the quantities of Reprocessed Steam transported by CEVCO for the preceding month. The Party reading such Invoice Meters shall immediately report, in writing, such readings to the Party responsible for invoicing the same pursuant to Article VI. All Parties to be invoiced shall have the right to be present at the Invoice Meters readings. Invoicing shall, except as otherwise provided in Section 7.1.2 hereof, be based on the reading of the main Invoice Meter for each Product and for Reprocessed Steam.

                                  ARTICLE VIII
                                  NEW CUSTOMERS

8.1   NEW ELECTRICITY AND STEAM CUSTOMERS

      8.1.1 If and to the extent that CEVCO decides, in compliance with the CEVCO Stockholders Agreement, to make arrangements with respect to the purchase and sale of Electricity or to sell Steam to any third party (each, as applicable, a "New Electricity Customer" or a "New Steam Customer"), it shall use its commercially reasonable efforts to sell and deliver as much of such Customer's needs in respect of Electricity and/or Steam as is consistent with compliance by CEVCO with its obligations hereunder to the Site Parties.

      8.1.2 If and to the extent that CEVCO decides, in compliance with the CEVCO Stockholders Agreement, to sell Steam to any New Steam Customer which, as of the date of the original execution of this CEVCO

            Agreement, has operations and business located on the Site, CEVCO shall, unless the Board of Directors of CEVCO shall otherwise agree in compliance with the CEVCO Stockholders Agreement, propose to sell HP Steam and/or LP Steam, as the case may be, to such New Steam Customer, subject to the terms, conditions and limitations set forth in Section 3.6.3 hereof, at the HP Upper Price and/or LP Upper Price, as the case may be, calculated in accordance with Documents II and III of Schedule I hereto.

8.2   EFFECT OF NEW STEAM CUSTOMERS.

      If and to the extent that CEVCO enters into a binding agreement for the supply of Steam with any New Steam Customer, the parties agree to negotiate in good faith equitable amendments to (x) the Individual Minimum Quantities, the Maximum Take or Pay Threshold, the Take or Pay Amount and
      (y) the Individual Extra Steam Cap, based on the terms and conditions (e.g., the level of take and pay and of take or payment obligations) of such agreement with such New Steam Customers.


                                   ARTICLE IX
                ADMINISTRATION OF PURCHASE AND SUPPLY OBLIGATIONS

9.1   GOOD ENGINEERING AND OPERATING PRACTICES; PROTECTION OF FACILITIES

      9.1.1 The Site Parties and CEVCO and all their respective employees, agents, assigns and subcontractors shall act in accordance with Good Engineering and Operating Practices in carrying out all activities under this CEVCO Agreement.

      9.1.2 Each Party shall be responsible for protecting its own facilities from possible damage by reason of electrical disturbance or faults caused by the operation, faulty operation, or non-operation of the other Party's facilities, and such other Party shall not be liable for any damage so caused.

9.2   COMPLIANCE WITH LAWS

      In carrying out their obligations under this CEVCO Agreement, each Party hereby covenants that it shall, at all times, comply with all applicable laws, rules, regulations, orders and other applicable governmental, municipal, departmental, or national requirements, and such other requirements by any other governmental authority having jurisdiction. Except as otherwise specified herein, each

      Party shall be responsible for all of its own costs associated with such compliance.

9.3   OPERATION AND MAINTENANCE STANDARDS

      9.3.1 CEVCO shall operate and maintain the CEV Facility in accordance with Good Engineering and Operating Practices.

      9.3.2 Subject to the provisions of Sections 9.2, 9.3.1 and 9.5 (and the other provisions of this Article IX), in the event that EDF is unable to deliver Electricity to the Parties, then, assuming the Site Parties shall then consume sufficient quantities of Steam, CEVCO shall use commercially reasonable efforts to continue the delivery of Electricity to the Site Parties without any material interruption in such delivery by keeping such number of Old Turbines and New Turbines operational at all times and in such a way as to continue to comply with its obligations under the Electricity Sales Agreement.

9.4   DELIVERY STANDARDS; TITLE AND RISK OF LOSS

      9.4.1 Each Party agrees that the Products to be delivered by it to any other Party hereunder generated by it and delivered at the Points of Interconnection shall, at such Points of Interconnection, comply with the applicable Specifications. Each Site Party agrees that the Reprocessed Steam delivered by it to CEVCO at the Points of Interconnection shall, at such Points of Interconnection, comply with the applicable Specifications, and (assuming the compliance by the Site Parties with the foregoing) CEVCO agrees that the Reprocessed Steam delivered by it (which shall be combined with HP Steam as contemplated by Section 9.11.3) to the Site Parties at the Points of Interconnection shall, at such Points of Interconnections, comply with the applicable Specifications.

      9.4.2 Title to Products and risk of loss with respect thereto, shall pass from the seller thereof to the purchaser upon delivery of such Products at the applicable Points of Interconnection.
            Notwithstanding the foregoing provisions, CEVCO shall, as contemplated by Section 2.5.2, continue to be liable for its obligations with respect to the Rectifiers and Electrolysis Electricity to the extent set forth in the CEVCO/ChlorAlp Services Agreement.

      9.4.3 Risk of loss with respect to Reprocessed Steam shall pass from a Site Party to CEVCO or from CEVCO to a Site Party, as applicable, at the applicable Point of Interconnection. The Parties hereby acknowledge that CEVCO is obliged only to transport and distribute Reprocessed Steam in accordance with the terms of this CEVCO Agreement. Therefore, no sale of any Reprocessed Steam shall be deemed to have occurred as a result of any such transportation and/or distribution.

      9.4.4 If and to the extent that any Party wishes to (x) change any Points on Interconnection between its Interconnection Facilities and those of CEVCO or (y) add additional Points of Interconnection and Interconnection Facilities between its facilities on the Site and the CEV Facility, the Parties hereto shall negotiate, in good faith, the terms (including, but not limited to, the costs incurred in connection therewith) under which such will be permitted, consistent with Good Engineering and Operating Practices and the terms and conditions contained herein. Upon reaching agreement on such matters, the Parties shall enter into an amendment hereto (including applicable amendments to Schedule V) to reflect such agreement.

9.5   SCHEDULE OF OUTAGES; COORDINATION OF SITE ACTIVITIES

      9.5.1 Prior to November 30 of each Contract Year, CEVCO shall submit to the Site Parties for their review and approval, a tentative schedule of expected maintenance outage periods for the CEV Facility during the next twenty-four (24) Month period commencing on January 1 of that following Contract Year; provided, that no Major Outages shall, absent any emergency, be scheduled for the New Turbines during the Winter Period. The Site Parties shall have 30 calendar days to review and comment on such schedule. CEVCO shall consider such comments and shall discuss any possible conflicts with the Parties arising out of such comments. Absent any conflict with respect thereof (which conflict shall, notwithstanding Article XIV, be resolved as a Non-Optimal Situation pursuant to the CEVCO Stockholders Agreement), CEVCO shall present to the Site Parties, prior to November 30, a binding schedule for the following twelve
            (12) months. This schedule will be applicable from January 1 of the relevant Contract Year. CEVCO shall have the obligation to comply with such twelve (12) Month schedule.

      9.5.2 As the twelve (12) Month outage schedule prepared pursuant to
            Section 9.5.1 shall be based on the
            obligations of CEVCO under the Existing Electricity Agreement and under the Electricity Sales Agreement and on the Electricity and Steam Budgets of the Site Parties, the Site Parties acknowledge and agree that a significant variation in dispatch by EDF or the Site Parties may lead to a modification of the maintenance outage dates for all or a part of the CEV Facility. Accordingly, such modification shall be reviewed by CEVCO to verify whether additional costs would be incurred by CEVCO, and if additional costs would result, then the Parties shall negotiate an equitable manner for allocating for all such costs attributable to any modifications among the various Products supplied hereunder.

      9.5.3 The Parties shall cooperate with each other to facilitate the coordinated operation of the CEV Facility, the Interconnection Facilities and their respective operations on the Site. To this end, the Parties shall maintain open communications to share information insofar as necessary for the Parties to perform under this Agreement, in order to coordinate generation and consumption of Produces and scheduling of outages and maintenance of the CEV Facility and their other respective operations on the Site.

9.6   PRODUCT EXPORT

      9.6.1 LM Electricity requested by the Site Parties and HV Electricity for Rectifiers requested by ChlorAlp shall be taken, received and transported from the applicable Point of Interconnection by such Site Party, at their own risk and cost, through transmission lines capable of conducting, in compliance with Good Engineering and Operating Practices, the type and quantity of Electricity (LM Electricity or HV Electricity for Rectifiers) then being taken, received and transported.

      9.6.2 Steam requested by the Site Parties and Reprocessed Steam received, distributed and transported by CEVCO shall, in each case, be delivered to or taken, received and transported from, as applicable, the applicable Point of Interconnection by the applicable Party, at its own risk and cost, through pipes capable of delivering or capable of taking, conducting and transporting, in compliance with Good Engineering and Operating Practices, taking into account the type (LP Steam or HP Steam) and quantity of Steam then being delivered of then being taken, received and transported.

      9.6.3 All other Products requested by any Party shall be taken, received and transported by such Party from the applicable Point of Interconnection by such Party, at its own risk and cost, through pipes capable of taking, conducting and transporting, in compliance with Good Engineering and Operating Practices, the type and quantity of Product then being taken, received and transported.

9.7   GOVERNMENT PERMITS AND LICENSES

      Except as may otherwise be provided in the RPC/CEVCO Services Agreement, CEVCO will be responsible for requesting, obtaining and maintaining the validity of all Permits and licenses that are necessary to operate and maintain the CEV Facility after the date hereof. The Site Parties shall use their commercially reasonable efforts to assist CEVCO in obtaining all applicable Permits, required for the operation of the CEV Facility, in addition to the Permits for which CEVCO is responsible above.

9.8   INTERCONNECTION FACILITIES

      9.8.1 Each Site Party shall have responsibility for the maintenance and operation of the Interconnection Facilities from its facilities on the Site to, but not including, the Points of Interconnection and all costs related thereto. Each Site Party shall also obtain and maintain any Permits necessary for the maintenance and operation of such Interconnection Facilities. Each Site Party shall hold title and shall bear the risk of loss or damage to such Interconnection Facilities. Notwithstanding the foregoing provisions, CEVCO shall, as contemplated by Section 2.5.2, continue to be liable for its obligations with respect to the Rectifiers and the production of Electrolysis Electricity to the extent set forth in the CEVCO/ChlorAlp Services Agreement.

      9.8.2 CEVCO shall have responsibility for maintenance and operation of the Interconnection Facilities from the CEV Facility to and including Points of Interconnection and all costs related thereto. CEVCO shall also obtain and maintain any Permits necessary for maintenance and operation of such Interconnection Facilities. CEVCO shall hold title and shall bear the risk of loss or damage to such Interconnection Facilities.

9.9    INSURANCE

       CEVCO shall, at its own expense, maintain in force, throughout the term of this CEVCO Agreement, all insurance as required under the CEVCO Stockholders Agreement.

9.10   STEAM OR ELECTRICITY SHORTFALL

       9.10.1 Subject to Section 9.10.3 hereof, if for any reason, EDF is not delivering and the CEV Facility is unable to produce, collectively, quantities of Electricity necessary for CEVCO to comply with its obligations under Article II hereof, then CEVCO shall allocate the Electricity then being produced by the CEV Facility pro rata between the Site Parties, in proportion to the quantities of the LM Electricity and HV Electricity for Rectifiers set forth in their respective then applicable Electricity Budgets for such Month.

       9.10.2 Subject to Section 9.10.3 hereof, if for any reason, the CEV Facility is unable to produce quantities of Steam necessary for CEVCO to comply with its obligations under Article III hereof, then CEVCO shall allocate the Steam then being produced by the CEV Facility pro rata between the Site Parties, in proportion to the quantities of Steam set forth in their respective then applicable Steam Budgets.

       9.10.3 Notwithstanding the foregoing provisions of this Section 9.10, CEVCO shall not be excused from any breach of its obligations under Articles II or III hereof except in accordance with Article XV hereof.

9.11   TRANSPORT OF REPROCESSED STEAM

       9.11.1 CEVCO hereby agrees to transport and distribute, at any time, through the steam pipelines comprising part of the CEV Facility, up to the limits set forth in Section 3.1.2, Reprocessed Steam from each Site Party; provided, however, that to the extent that CEVCO is obliged to transport or distribute Steam produced or generated by the CEV Facility to the Site Parties or other persons in such quantities such that, taken together with the quantities of Reprocessed Steam the Site Parties are then proposing that CEVCO transport and distribute, the total Steam to be transported and distributed would (in accordance with Good Engineering and Operating Practices) exceed the reasonable capacity of the steam pipelines of the CEV Facility, then CEVCO shall be obliged to transport and deliver that amount of Reprocessed Steam which, together with all such Steam produced or generated by the CEV Facility which CEVCO is so obliged to transport or distribute as contemplated above, would not (in accordance with Good Engineering and Operating Practices) exceed such reasonable capacity of such steam pipelines.

       9.11.2 Each Site Party shall pay to CEVCO, for each metric ton per hour of Reprocessed Steam transported or distributed pursuant to
              Section 9.11.1 hereof (as (x) measured by Invoice Meters installed by the Site Party transporting such Reprocessed Steam, which Invoice Meters shall be read by the Party indicated on Schedule IV as being responsible for the reading of such Invoice Meters (Charge des Releves), or (y) estimated by CEVCO pursuant to
              Section 7.1.2), the Toll Price.

       9.11.3 The Site Parties acknowledge and agree that such Reprocessed Steam will be combined with the HP Steam already in the steam pipelines comprising part of the CEV Facility; provided that CEVCO shall redeliver to a Site Party, at the applicable Points of Interconnection, the same quantity of steam conforming to the Specifications for Reprocessed Steam as that initially delivered by such Site Party to CEVCO.


                                    ARTICLE X
                                 INDEMNIFICATION

10.1   INDEMNIFICATION

       10.1.1 Each Party shall indemnify, defend, and hold the other Parties harmless from any Losses arising as a result of the failure by such Party to comply with its obligations under this CEVCO Agreement.

       10.1.2 If the event arises as a result of a joint failure of the Parties or from a failure to act carefully and diligently by such Parties, each one of the Parties shall be liable under the terms of this
              Article in proportion to the degree of liability that may be attributed to such Party.

10.2   NOTICE AND PROCEDURE

       10.2.1 In the event of any claim or in the exercise of the right of indemnity governed by this Article, a Party exercising such right, which Party shall be known as the "Claimant," shall notify the other Party liable pursuant to Section 10.1. hereto, which Party shall be known as the "Indemnifying Party," in writing in a document containing a description, in reasonable detail, of the claim, the amount of the claim and the relevant evidence. The failure to give Notice shall not be considered a waiver of the Claimant's rights, unless and only to the extent that such omission results in damages to the Indemnifying Party in the defense of its rights.

       10.2.2 Once the Indemnifying Party has received the Notice, it shall respond directly to the corresponding claim or action and assume all Losses that may be incurred by the Claimant. In the event the Indemnifying Party does not do so and the Claimant must then assume its defense, the costs incurred by the Claimant, as well as the amount of any judgment or settlement, shall be paid by the Indemnifying Party.

       10.2.3 If the Indemnifying Party does not assume with diligence its obligation to defend the Claimant, the Claimant shall appoint, at the Indemnifying Party's cost, an attorney to represent it in connection with the corresponding proceeding or claim, which appointment shall no affect any of the obligations of the Indemnifying Party. The Indemnifying Party shall cooperate with the Claimant's attorney for success of the proceeding. The Parties in good faith, shall seek solutions to situations arising under this Article, but neither Party shall have the right to reach any agreement or settlement without the prior consent of the Indemnifying Party.


                                   ARTICLE XI
                            LIMITATION OF LIABILITY

       The Parties shall be liable only for direct damages derived from any performance or nonperformance of their obligations of this CEVCO Agreement. Consequently, neither Party shall claim from the other any indirect damage such as consequential, incidental or punitive damages.


                                   ARTICLE XII
                                  CONTRACT TERM


12.1   CONTRACT TERM.

       The term of this CEVCO Agreement (the "Contract Term") shall commence on the date of the initial execution and delivery hereof and shall expire on the date of expiration or termination of the Electricity Sales Agreement, unless earlier terminated pursuant to the provisions hereof.

12.2   REPLACEMENT CEVCO AGREEMENT.

       Each of the Parties hereby covenants to commence, no later than nine (9) months prior to the expiration of the Contract Term, negotiations with each other Party with respect to a new supply and purchase agreement among the Parties replacing this Agreement (a "Replacement Agreement") and to negotiate in good faith for a period of at least eighteen (18) months after commencement of negotiations, to conclude a Replacement Agreement providing for the general terms and economics similar those provided herein (including Schedule I) but taking into account, in an equitable manner, any changes in laws, rules or regulations, general or specific market conditions (including any new terms offered by EDF or any other relevant electricity supplier or purchaser of electricity) and other similar factors.


                                  ARTICLE XIII
                           EVENTS OF DEFAULT; REMEDIES


13.1   TERMINATION BY THE SITE PARTIES

       Upon the occurrence of any of the Events of Default set forth in this
       Section 13.1 occurs, any Site Party may, at its own election, but subject to Section 13.8, terminate this CEVCO Agreement with respect to itself only, unless such event occurs as a result of any of the Relief Events set forth in Article XV or as a result of a prior failure by such Site Party to perform any of its obligations pursuant to this CEVCO Agreement:

       13.1.1 If CEVCO refuses to deliver Electricity or Steam to such Site Party when it has the capability to deliver such Product to such Site Party as required by this CEVCO Agreement, for a period of thirty (30) or more calendar days after receipt of Notice from a Site Party of such failure. For purposes of this Section "capability to deliver Electricity or Steam" means that the CEV Facility could be operated safely and in accordance with all laws, regulations and Permits applicable at that time and Good Engineering and Operating Practices;

       13.1.2 CEVCO fails to maintain or repair the CEV Facility in accordance with this CEVCO Agreement; provided that (i) such failure has had, or is reasonably likely to have, a material adverse effect on the business or operations on the Site of a Site Party; and (ii) CEVCO fails to commence, within thirty (30) calendar days after receipt of Notice from such Site Party as to the nature of the default and the adverse effect, to take the corrective measures necessary to cure such event and thereafter fails to diligently continue to apply such solutions until the problem has been resolved;

       13.1.3 CEVCO fails to perform, observe or comply with any of the other covenants, agreements, conditions or provisions in this Agreement; provided, that (i) such failure has had, or is reasonably likely to have, a material adverse effect on the business or operations on the Site of a Site Party; and (ii) such failure continues for a period of 30 days after receipt of a Notice from any Site Party of such nonperformance and such adverse effect and requesting that it be corrected; provided, however, if prior to the expiration of such 30-day period CEVCO institutes action reasonably designed to cure such failure, no "Event of Default" shall be deemed to have occurred upon the expiration of such 30-day period for so long as CEVCO pursues such curative action with reasonable diligence and provided that such curative action can be completed within a reasonable time.

       13.1.4 A Bankruptcy Event shall have occurred with respect to CEVCO.

13.2   TERMINATION BY CEVCO

       Upon the occurrence of any of the Events of Default set forth in this
       Section 13.2, CEVCO may, at its own election, but subject to Section 13.8, terminate this CEVCO Agreement with respect to such defaulting Site Party, unless such event occurs as a result of any of the Relief Events contemplated in Article XV or as a result of a previous failure by CEVCO to perform any of its obligations under this CEVCO Agreement:

       13.2.1 Any Site Party fails to make timely payment of any amounts payable hereunder in respect of any Product delivered by CEVCO to such Site Party in an amount in excess of One Million (1,000,000) Francs provided such failure continues for a period of at least thirty (30) business days;

       13.2.2 Either Site Party fails to perform, observe or comply with any of the other covenants, agreements, conditions or provisions in this Agreement; provided, that (i) such failure has had, or is reasonably likely to have, a material adverse effect on the business or operations of CEVCO and (ii) such failure continues thereof for a period of 30 days after receipt of a Notice from the other party of such nonperformance and such adverse effect and requesting that it be corrected; provided, however, if prior to the expiration of such 30-day period the nonperforming Site Party institutes action reasonably designed to cure such failure, no "Event of Default" shall be deemed to have occurred upon the expiration of such 30-day period for so long as the nonperforming Site Party pursues such curative action with reasonable diligence and provided that such curative action can be completed within a reasonable time.

       13.2.3 A Bankruptcy Event shall have occurred with respect to any Site Party.

13.3   SUSPENSION OF SERVICE AND SET-OFF

       Notwithstanding anything in this CEVCO Agreement to the contrary, if any Site Party fails to fulfill any of its payment obligations referred to in this CEVCO Agreement, CEVCO shall have the right (i) to suspend, within the limits of the law in force at the time the event occurs, the delivery by CEVCO of Electricity, Steam and other Products to such defaulting Site Party during any such suspension period the CEV Facility shall be considered fully available to generate Electricity and Steam and (ii) to withhold from any of the amounts due and payable by CEVCO under this CEVCO Agreement to such defaulting Site Party hereunder any and all amounts due and payable under this CEVCO Agreement to CEVCO by such defaulting Site Party and to offset such withheld amounts against the amount so due and payable by CEVCO, and CEVCO shall not be liable for any amounts so setoff.

13.4   RIGHTS AND OBLIGATIONS OF THE PARTIES

       Except as expressly provided in this Agreement and notwithstanding anything else herein to the contrary herein, unless and until this Agreement has been terminated pursuant to Section 13.1 or 13.2 hereof, no Site Party shall have any right to refuse to accept or to suspend or delay any acceptance of Electricity or Steam as required under this Agreement as a result of any breach or alleged breach by CEVCO nor shall any Site Party refuse to take or use productively its those steam quantities as required under Section 3.3 hereof or refuse to make, suspend or delay any of the payments required under this Agreement as a result of any breach or alleged breach by; provided, however, that such Steam meets the Specifications.

13.5   WAIVER OF BREACH

       Any Party may waive a breach by any other Party, provided that no waiver by or on behalf either of any Party of any breach of any of the covenants, provisions, conditions, restrictions or stipulations contained in this Agreement shall take effect or be binding on such Party unless the waiver is reduced to writing and executed by such Party, and any such waiver shall be deemed to extend only to the particular breach waived and shall not limit or otherwise affect any rights that such Party may have with respect to any other or future breach.

13.6   PROCEDURE AND AGREEMENT TERMINATION DATE

       In the event any Party becomes entitled to terminate this CEVCO Agreement as set forth in the preceding Sections, such Party shall give Notice to the other Party and the "Agreement Termination Date" shall be effective on the tenth (10th) calendar day following the presentation of the Notice.

13.7   OBLIGATIONS FOLLOWING THE TERMINATION

       Upon the termination of this CEVCO Agreement, each Party, without regard to the Party that declared the early termination, shall be and remain liable for all liabilities and obligations accrued or arising prior to the date of termination.

13.8   EARLY TERMINATION NOT TO OCCUR

       This CEVCO Agreement may not be terminated by any Party after an Event of Default if (x) the Party with the option to terminate did not exercise such option and the defaulting Party completely remedied such situation or (y) the Notice is given by a Party pursuant to Section 13.1 or 13.2 specifies that the breach of this CEVCO Agreement by another Party is reasonably likely to have an adverse effect on the business or operations of the notifying Party, then the notifying Party may not terminate this Agreement until the occurrence of such a material effect or until such occurrence is imminent.

13.9   REMEDIES NON-EXCLUSIVE

       The rights of the Parties to terminate this CEVCO Agreement pursuant to Sections 13.1 or 13.2, as applicable, are in addition to all other remedies which a Party may have under French law (whether to sue for damages for breach of this CEVCO Agreement, to request a court to order that a Party perform its obligations or otherwise) but in each case subject to Article XI hereof.




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


                                 ARTICLE XIV
                            DIFFERENCE RESOLUTION

14.1   OFFICER CONSULTATIONS

       In the event of a disagreement or controversy concerning this CEVCO Agreement or concerning the rights and liabilities of the Parties to this CEVCO Agreement (any such disagreement or controversy, a "Difference"), before any such Difference under this CEVCO Agreement is subjected to arbitration, a legal representative of each Party, both having full authority to settle the Difference, shall meet and attempt in good faith to resolve the Difference. Such process shall last no longer than sixty
       (60) calendar days.

14.2   TECHNICAL DIFFERENCES


       14.2.1 In the event that (x) a Difference between the Parties cannot be resolved pursuant to Section 14.1 and (y) such difference is of a technical nature (a "Technical Difference"), the Parties will appoint a Technical Expert to resolve the Technical Difference within fifteen (15) days following the expiration of the sixty-day period set forth in Section 14.1.

       14.2.2 If the Parties are unable to agree to the appointment of the Technical Expert within such 15 day period, then each Party shall appoint an expert within 15 days, and such experts shall choose the Technical Expert jointly within 15 days following their own appointment. Once the Technical Expert is appointed:

              (1) The Technical Expert thus appointed, shall render his opinion, properly justified, within sixty (60) calendar days after the date of his appointment. The Technical Expert shall also establish the place and the time for receiving representations and information from the Parties, as well as to conduct the required hearings. Upon request by the Technical Expert, the Parties may grant an extension of the above sixty (60) day period;

              (2) The Parties undertake to provide the Technical Expert with all evidence and information within their respective possession or control as the Technical Expert may consider necessary for determining the Technical Controversy or that may be relevant to or related to the matter to be determined, which the Parties shall mutually and promptly disclose;

              (3) The Technical Expert may appoint consultants and advisors as the Technical Expert determines appropriate in issuing his opinion. The Parties shall cooperate and seek to narrow and limit the issues to be determined;

              (4) If within sixty (60) calendar days after his appointment the Technical Expert shall not have rendered his opinion, at the request of either Party, a new Technical Expert may be appointed in the same manner as the one described above and the appointment of the existing Technical Expert shall cease for the purpose of determining the Technical Difference, provided, that if the existing Technical Expert renders his fully reasoned opinion prior to the appointment of a new Technical Expert, such opinion shall have effect and the proposed appointment of the new Technical Expert shall have no effect;

              (5) The opinion of the Technical Expert shall be final and binding upon the Parties, except in the event of fraud or substantial error; and

              (6) Each Party shall bear the costs and expenses of all lawyers, consultants, advisers, witnesses, and employees retained by it in any Technical Difference referred to a Technical Expert, and the costs and expenses of the Technical Expert shall be shared equally by the Parties.

14.3   ARBITRATION

       If a Difference is not resolved by direct negotiation within the sixty
       (60) calendar days contemplated in Section 14.1 and it is not required or permitted pursuant to the terms of this CEVCO Agreement to use a Technical Expert, then the Difference shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The claimant or claimants (collectively) shall nominate one party arbitrator and the defendant or defendants (collectively) likewise shall nominate one party arbitrator. The arbitrators shall be fluent in French and in English. The arbitration proceedings shall take place in Paris and shall be conducted in French and/or English, each party being free to determine the language it will use during the proceedings (i.e. hearings, briefs, oral and written communications, etc. shall be fully accepted in the French language or in the English language without translation from French to English nor from English to French). More specifically, documentary exhibits in the French language will be admissible without an English translation thereof and documentary exhibits in the English language will be admissible without a French translation thereof, provided that when used in this Agreement, the French language shall prevail.


                                  ARTICLE XV
                                RELIEF EVENTS
                                FORCE MAJEURE

15.1   DEFINITION

       A "Relief Event" means any event or circumstance or combination of events or circumstances: (i) beyond the reasonable control of the Party asserting the occurrence of a Relief Event; (ii) that substantially and adversely affects the performance of obligations of such Party under this CEVCO Agreement; and (iii) that such Party could not have reasonably foreseen and taken reasonable preventive measures to lessen or eliminate such substantial and adverse effects. Relief Events shall include, but not be limited to, the following events and circumstances to the extent that each complies with the above requirements:

       (1) political events that occur inside or directly involve France, including, among others:

              (i) any act of war, whether declared or undeclared, invasion, armed conflict or act of a foreign enemy, blockade, or embargo;

              (ii) revolution, riot, insurrection, act of terrorism, or sabotage;

              (iii) strikes or labor stoppages, at a national or regional level;

              (iv) the impossibility for CEVCO to operate the CEV Facility due to the impossibility of obtaining or renewing the required Permits, provided, such Permits were requested in an appropriate and timely manner and all commercially reasonable efforts were used to obtain such Permits;

              (v) the impossibility for any Party to produce, or any Party to accept, Products from another as a consequence of changes in laws, rules or regulations after the date of the original execution of this CEVCO Agreement;

       (2) natural events such as lightning, fire, earthquake, flood, storm, cyclone, typhoon or tornado;

       (3)    acts of third parties beyond the control of the Parties;

       (4) with respect to the obligations of CEVCO to supply Products under this CEVCO Agreement due to (a) the failure of GDF to supply gas and of other fuel suppliers to supply fuel for any reason, including another Relief Event, after CEVCO shall have exhausted all reserve supplies of fuel, or (b) the failure by any Site Party to perform its obligations hereunder.

       (5) any equipment failure exceeding one (1) week in duration; provided, that for the avoidance of doubt, it is understood and agreed that to the extent such proper maintenance or servicing were not conducted with respect to such equipment, such failure or defect may not necessarily constitute a Relief Event pursuant to clause (iii) of the definition of "Relief Event".

       (6) events or circumstances constituting "Force Majeure" as defined by French law.

15.2   NOTIFICATION OF THE OCCURRENCE OF A RELIEF EVENT

       15.2.1 As promptly as reasonably practicable, but in no event later than forty-eight (48) hours after the occurrence of a Relief Event, the Party affected in compliance with its obligation shall provide the other Party notice about the occurrence of the Relief Event, the obligations affected, including data and other pertinent details and to the extent practicable, a preliminary estimate of the time during which the Party will be affected. If (x) the Notification required pursuant to the preceding sentence is given within such 48-hour period, then as from the occurrence of such Relief Event or (y) such Notification is not given with such 48-hour period, then as from the date of such Notification given pursuant to this Article, the duration of a Party's inability to perform its obligations under this CEVCO Agreement shall be deemed a "Special Period".

       15.2.2 Within the two (2) business days after the cessation of the Relief Event, the affected Party shall also provide notice of (i) the cessation of the Relief Event, and (ii) its ability to recommence performance of its contractual obligations.

       15.2.3 During the Special Period, subject to the other provisions of this
              Article XV the affected Party shall be excused from the compliance of its contractual obligations during the Special Period to the extent set forth in Section 15.3.

       15.2.4 During the Special Period, the affected Party shall periodically provide information regarding the occurrence of the Relief Event, the measures taken to reduce the effect of the Relief Events and to overcome the Relief Event. At the request of either Party, the Parties shall meet and in good faith shall search for solutions leading towards resumption of performance by the affected Party as promptly as is possible.


15.3   EXCUSE FROM COMPLIANCE WITH OBLIGATIONS

       Subject to its continuing obligations under Section 15.4 and to the compliance with obligations set forth in Section 15.2, during a Special Period, the affected Party shall be excused from complying with its contractual obligations to the extent that the failure is caused solely by a Relief Event. In such event, the other Party shall not bear any liability for any Losses or expenses suffered by the affected Party as a result of a Relief Event.

15.4   PAYMENTS BY THE SITE PARTIES DURING RELIEF EVENTS

       During the continuance of a Special Period for any Site Party subject to a Relief Event, such Site Party shall, notwithstanding the foregoing provisions of this Article XV, shall continue to be obliged as follows:

       (1) If (x) the Relief Event then affecting such Site Party also affects CEVCO and (y) pursuant to the Electricity Sales Agreement, CEVCO is relieved from its obligations to deliver Electricity thereunder as a result of such Relief Event, such Site Party shall be obliged to comply with its obligations under Section 3.3 hereof to the extent necessary to permit CEVCO to make payments when due under the lease with respect to the New Turbines; provided, however, that if both Site Parties are then subject to a Special Period for such a Relief Event, then each such Site Party shall comply with this sentence pro rata, in accordance with the Stock (as defined in the CEVCO Stockholders Agreement) then held by it. If CEVCO is not relieved from its obligations to deliver Electricity under the Electricity Sales

              Agreement as a result of such Relief Event, such Site Parties shall be obliged to comply fully with its obligations under
              Section 3.3 hereof; and

       (2) such Site Party shall be obliged to make the payments required to pay to CEVCO an amount equal to (i) the Fixed Steam Costs per Ton of Steam multiplied by (ii) the difference between (x) the amount of Steam equal to such Site Party's Global Lower Limit for such Month minus (y) an amount equal to (I) unless clause (II) is then applicable, the amount of Steam such Site Party was otherwise obliged to accept and consume for such Month pursuant to such
              Section 3.3.1; or (II) if, for the Month in question, such Site Party is not required to make payments pursuant to the last sentence of Section 3.3.1, the actual amount of Steam accepted and consumed by such Site Party; provided, however, that if a Steam Trial Period shall then be in effect, then in lieu of the foregoing payments under this Section 15.4(2), such Site Party shall continue to make the payments required under Section 3.7 hereof.


                                   ARTICLE XVI
                                     NOTICES


16.1   NOTICE

       Except as otherwise provided in this CEVCO Agreement, any Notice, demand or request required or authorized by this CEVCO Agreement to be given in writing shall be considered a "Notice" and deemed to have been duly given in the manner set forth in Section 6.1 of the CEVCO Stockholders Agreement.


                                  ARTICLE XVII
                            MISCELLANEOUS PROVISIONS

17.1   ENTIRE AGREEMENT

       This CEVCO Agreement including all Annexes constitutes the entire understanding among and between the Parties with regard to the subject matter of this CEVCO Agreement and is the intention of the Parties and supersedes any and all previous written and oral understandings executed by the Parties, and binds the Parties, their successors and assigns.

17.2   SEVERABILITY

       If any term or provision of this CEVCO Agreement shall to any extent be invalid, the remainder of this CEVCO

       Agreement, shall not be affected thereby, and each term and provision of this CEVCO Agreement shall be valid and enforceable.

17.3   NO WAIVER

       The failure of any Party to enforce at any time any of the provisions of this CEVCO Agreement, or to require at any time performance by the other Parties of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this CEVCO Agreement or any part thereof, or the right of any Party thereafter to enforce every such provision.

17.4   MODIFICATION OR AMENDMENT

       No modification or amendment of all or any part of this CEVCO Agreement shall be valid unless it is reduced to a writing which expressly states that the Parties thereby agree to a modification or amendment as applicable and signed by the Parties hereunder.

17.5   GOVERNING LAW AND INTERPRETATION

       Interpretation and performance of this CEVCO Agreement shall be in accordance with the laws of the Republic of France.

17.6   HEADINGS

       The titles and headings in this CEVCO Agreement are inserted solely for convenience and shall not be utilized for the interpretation of this CEVCO Agreement.

17.7   ORIGINALS OF THIS CEVCO AGREEMENT


       17.7.1 Subject to Section 17.7.2, this CEVCO Agreement may be executed in more than one original counterparts, which will be considered one and the same agreement.

       17.7.2 The Parties acknowledge and agree that, although this CEVCO Agreement shall be executed in more than one original counterparts, there shall be only one original set of maps constituting Part A of Schedule V. These maps shall be included only in the original counterpart delivered to CEVCO. CEVCO hereby agrees to make such maps available to the Site Parties, at its offices on the Site during normal business hours, upon reasonable prior notice to CEVCO. Each of the Site Parties shall have the right, at its sole cost and expense, to make copies of all or a part of such map for their own records.

17.8   RELATIONSHIP OF THE PARTIES

       17.8.1 This CEVCO Agreement shall not create an association, joint venture, or partnership among or between the Parties nor does it impose any obligations with third parties, nor any partnership obligation or liability upon either Party. Except as otherwise expressly contemplated hereby or by the CEVCO Stockholders Agreement, no Party shall have any right, power, or authority to represent the other as an agent or representative or obligate such Party to act in any different capacity.

       17.8.2 Notwithstanding anything to the contrary set forth herein, (x) RPC shall be fully liable for any and all obligations of the persons and entities set forth on Exhibit A and CEVCO and ChlorAlp shall look solely to RPC with respect to all dealings under this CEVCO Agreement, including but not limited to all consents, waivers, amendments, modifications and all matters respecting enforcement of this CEVCO Agreement and (y) that the restrictions and limitations hereunder (including, but not limited to, Sections
              3.1.2 and 3.1.3) apply to RPC and such persons and entities set forth on Exhibit A in the aggregate and shall not be construed to be separate and independent restrictions or limitations on the activities of such person or entity acting on its own.

17.9   CONTRACTUAL CURRENCY

       17.9.1 The specification of French Francs (or the legal tender or currency of France hereinafter in effect) is of the essence, and such currency shall be the currency of account in the case of all obligations under this Agreement (the "Contractual Currency"). Each payment under this Agreement will be made in the Contractual Currency at the place specified for payment. To the extent permitted by applicable laws, rules or regulations any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency or at any place other than as required therein.

       17.9.2 To the extent permitted by applicable laws, rules and regulations, if any judgment or order expressed in a currency other than the Contractual

              Currency is rendered for the payment of any amount owing in respect of this Agreement, the Party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will (i) be entitled to receive immediately from the liable Party, and shall have a separate cause of action therefor, such additional amounts (if any) as may be necessary to insure that the amount paid on the date of payment is the amount in such other currency which, when converted into the Contractual Currency and transferred to such Party's place of payment hereunder in accordance with normal banking procedures, will result in the amount then due in the Contractual Currency and (ii) be required to refund promptly to the other party, which other party shall have a separate cause of action therefor, such amounts (if any) as may be necessary to insure that the amount paid on the date of payment is the amount in such other currency which, when converted into the Contractual Currency and transferred to such party's place of payment hereunder in accordance with normal banking procedures, will result in the amount then due in the Contractual Currency.

17.10  ASSIGNMENT

       (a) The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person other than LaRoche pursuant to clauses (b), (c) and (d) below.

       (b) Subject to paragraph (c) and (d) below, neither this Agreement nor any right, interest or obligation hereunder may be Transferred by any party hereto without the prior written consent of (x) RPC and LaRoche, in the case of any such assignment by ChlorAlp or CEVCO, or (y) LaRoche, in the case of any such assignment by RPC, and any attempt to do so will be considered null and void.

       (c) However, no such consent shall be required for any assignment by any Site Party of all (but not less than all) of the right, title and interest in and to this Agreement (i) to the successor of any Site Party, as a result of a merger or a sale by such Site Party of all or substantially all of its business and assets; (ii) in the case of RPC, to Rhodia S.A. under RPC's current reorganization plan, or (iii) in the case of RPC, to a Permitted Transferee who is the purchaser or transferee of all (but not less than all) of RPC's business and assets located at the Site, provided, that (x) in connection with any such sale or transfer under clauses (i) or (iii) or in connection with the transaction under clause (ii), the purchaser or transferee thereunder or Rhodia S.A., as applicable, shall assume (without any amendments thereto) all of the obligations of such Site Party hereunder, and (y) in the case of RPC, if at the time of the assignment of this Agreement, the contracts concluded with UFB Locabail and GHH Borsig and contributed by RPC to the GIE, subject to the condition that RPC remain a stockholder of the GIE, are still in effect, RPC shall obtain any required consent of UFB Locabail and GHH Borsig.

       (d) LaRoche shall not unreasonably withhold its consent in connection with any assignment by RPC of all (but not less than all) of its right, title and interest in and to this Agreement to a Permitted Transferee if such assignment is not in connection with the purchase or transfer by RPC of all (but not less than all) of RPC's business and assets located at the Site, provided, that, (x) in connection with any such assignment, the Permitted Transferee shall assume (without any amendments thereto) all of the obligations of RPC hereunder, and (y) if at the time of the assignment of this Agreement, the contracts concluded with UFB Locabail and GHH Borsig and contributed by RPC to the GIE, subject to the condition that RPC remain a stockholder of the GIE, are still in effect, RPC shall obtain any required consent of UFB Locabail and GHH Borsig.

       "Permitted Transferee" means (i) ARCO CHIMIE FRANCE S.N.C. (RCS: B 333 834 562); (ii) Air Liquide S.A. (RCS: B 552 096 281); or (iii) Air
       Products S.A. (RCS: B 378 915 854); provided, that at the time of its acquisition of all (but not less than all) of RPC's right, title and interest in and to this Agreement, such entity has a tangible net worth not significantly less than its tangible net worth as of the date of this Agreement; or (iv) any other Person who, at the time of its acquisition of all (but not less than all) of RPC's rights, title and interest in and to this Agreement (I) has a tangible net worth at least equal to that of LaRoche as of the date of the assignment and is of recognized standing and financial responsibility in France; (II) is not a competitor of ChlorAlp (or any Affiliate thereof) in any current line of business of such Person and is not involved in any important dispute and is not an adverse party in any pending litigation or pending arbitration with ChlorAlp (or any affiliate thereof); and (III) is a participant in the "Responsible Care(R)" or any analogous local initiative and a subscriber to its principles or the applicable French initiatives and principles providing for the highest operational standards for chemical companies doing business in France and Western Europe for the protection of health, safety and the environment.

17.11  LANGUAGE

       All notices, communications, evidence, reports, opinions and other documents given or to be given under this Agreement, unless made in the French or English language, shall be accompanied by an English translation. In all events, the English version of this Agreement and of all such notices, communications, evidence, reports, opinions and other documents shall govern as between the parties in the event of any conflict with the non-English version hereof or thereof, provided that when used in the English version of this Agreement, French language words or terms shall have their precise French meanings.

17.12  SURVIVAL

       Expiration or termination of this CEVCO Agreement shall not relieve the Parties of any obligation that by its nature should survive expiration or termination, including, among others, warranties, remedies, and promises of indemnity and confidentiality.

                        EXHIBIT A. TO THE CEVCO AGREEMENT

1. TERIS as successor to Societe d'Exploitation de l'Incineration de Pont de Claix;

       a societe anonyme having its registered office located at ZI des Gatines, 54 rue Pierre Curie, 78730 Plaisir, with a capital of FF 213,000,000, registered with the Registry of Commerce and Companies of Versailles under the number B 383 556 693;

2.     Rhone-Poulenc Agro Matieres Actives;

       a societe anonyme having its registered office located at 14 rue Pierre Baizet, 69263 Lyon, with a capital of FF 640,250,000, registered with the Registry of Commerce and Companies of Lyon under the number 399 135 532;

3.     Elf Atochem SA;

       a societe anonyme having its registered office located at La Defense 10, 92091 Paris La Defense Cedex, registered with the Registry of Commerce and Companies of Nanterre.

                                  SCHEDULE I


                                     [*]


























* Indicates information deleted based on a Confidential Treatment Request pursuant to Rule 406 under the Securities Act of 1933.

                                  SCHEDULE II


                  Schedule II will be provided upon request.

                          SCHEDULE III - SPECIFICATIONS


                 Schedule III will be provided upon request.

                                   SCHEDULE IV
              OWNERSHIP, READING AND MAINTENANCE OF INVOICE METERS


                  Schedule IV will be provided upon request.

                                   SCHEDULE V



                  Schedule V will be provided upon request.

     IN WITNESS WHEREOF, this CEVCO Agreement is executed on the 17th day of the month of October of 1997.






                            CEVCO G.I.E.
                            By:     Bertrand Pinet
                                    /s/ Bertrand Pinet


                            CHLORALP S.A.S
                            By:      William G. Osborne
                                     /s/ William G. Osborne


                            RHONE-POULENC CHIMIE S.A., on its own
                            behalf and, subject to Section 17.8.2,
                            on behalf of the parties set forth on
                            Exhibit A
                            By:     Daniel Humbert
                                    /s/ Daniel Humbert